UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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MEREDITH CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 13, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and Class B stock of Meredith Corporation (“Meredith” or the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 13, 2019 at 10:00 a.m., local time, for the following purposes:

1.	To elect one Class I director for a term expiring in 2020 and three Class III directors for terms expiring in 2022;

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers (“NEOs”) as described in this Proxy Statement;

3.	To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending June 30, 2020; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By resolution of the Board of Directors (“the Board”) of Meredith, only holders of record of the Company’s common stock and Class B stock at the close of business on September 6, 2019 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

JOHN S. ZIESER
Chief Development Officer
General Counsel

Des Moines, Iowa
September 27, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 13, 2019: This Proxy Statement and the 2019 Annual Report to Shareholders (the “Annual Report”) are available at www.idelivercommunications.com/proxy/mdp/. These documents are also posted on our website at www.meredith.com. Directions to the Annual Meeting of Shareholders (the “Annual Meeting”) are available on our website at www.meredith.com/about-us/our-headquarters.

PROXY STATEMENT
2019 ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

November 13, 2019

ABOUT THE 2019 ANNUAL MEETING

This Proxy Statement, along with Meredith’s Annual Report, is being sent to shareholders on or about September 27, 2019 in connection with the solicitation of proxies by the Board. The proxies are to be used in voting at the Annual Meeting of holders of common stock and Class B stock of the Company, to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 13, 2019 at 10:00 a.m., local time, and at any adjournment or postponement thereof. The cost of soliciting proxies will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no additional compensation for such solicitation activities.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only shareholders of record at the close of business on September 6, 2019 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 40,136,577 shares of common stock, each entitled to one vote at the Annual Meeting. On the record date, there were issued and outstanding 5,093,113 shares of Class B stock, each entitled to ten votes at the Annual Meeting, for a total of 91,067,707 votes.

How Can I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We are again taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about September 27, 2019, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2019 Annual Report online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet.

If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that are included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting:

1.

Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by returning a proxy card, you do NOT need to vote over the Internet or by telephone.

2.

Vote by Internet: You may also vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

3.

Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote over the Internet or return a proxy card.

If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or other nominee) to be able to vote at the Annual Meeting. Please contact your bank, broker or other nominee to determine whether you will be able to vote by Internet or telephone.

Please refer to the Notice or the proxy card for more information about the voting methods available to you.

How Can I Change My Vote?

Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by:

1.	Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;

2.	Submitting another timely, later-dated proxy using the same voting method you used to vote your shares; or

3.	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, please contact your bank, broker or other nominee to determine how you may change your vote prior to the Annual Meeting.

How Many Votes Must Be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented either in person or by proxy at the Annual Meeting. The presence in person or by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked WITHHOLD or ABSTAIN will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of Class B stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast FOR a nominee will be counted. An instruction to WITHHOLD authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote AGAINST the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes FOR a nominee will be counted.

How Many Votes Are Required to Approve, on an Advisory Basis, the Executive Compensation (“Say-on-Pay”) for the Company’s NEOs?

To approve the executive compensation program, the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Ratify the Appointment of KPMG as Meredith’s Independent Registered Public Accounting Firm?

The affirmative vote of a majority of the voting power present, in person or by proxy and entitled to vote at the Annual Meeting, will be required to ratify the appointment of KPMG. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve other matters that may properly come before the Annual Meeting.

For matters requiring the affirmative vote of a majority of the voting power present, in person or by proxy and entitled to vote, abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on such a proposal.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in street name by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to discretionary items, but will not be permitted to vote the shares with respect to non-discretionary items (those shares are treated as broker non-votes). The ratification of the appointment of KPMG (Proposal Three) is a discretionary item. The election of directors (Proposal One) and the advisory vote on Say-on-Pay (Proposal Two) are non-discretionary items. A broker or other nominee will not be permitted to vote shares without instructions from the beneficial owners on Proposals One or Two.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting but have voted your shares over the Internet, by telephone or by signing and returning a proxy card, you have authorized the persons named as proxies, as designated by the Board, to represent you and to vote your shares as instructed.

What if I Return a Proxy Card but Do Not Provide Specific Voting Instructions for Some or All of the Items?

All shares that have been properly voted — whether by Internet, telephone or mail — will be voted at the Annual Meeting in accordance with your instructions unless such vote has been revoked. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board and at the discretion of the persons named as proxies upon such matters not presently known or determined that may properly come before the meeting. The Board recommends a vote FOR the election of the director nominees, FOR the approval, on an advisory basis, of the executive compensation for the Company’s NEOs and FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2020.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board did not know of any other matters to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Meredith Corporation Employee Stock Purchase Plan of 2002 (the “ESPP”) and/or Meredith Savings and Investment Plan (the “401(k) Plan”)?

If you are a participant in the Company’s ESPP and/or 401(k) Plan, you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you, or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received. If you hold shares in the ESPP and do not vote your shares, those shares will be voted by the plan administrator on discretionary matters but will not be voted on non-discretionary matters.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation, as may be provided by the Bylaws, state that the Board shall be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board. Our Corporate Governance Guidelines provide that no director may serve on the Board past the Annual Meeting following his or her 72nd birthday.

At the January 2018 Meeting, the Board waived the age limitation with respect to Mr. Philip A. Marineau due to the acquisition of Time Inc. Mr. Marineau will continue as a Class I director until the November 2019 Annual Meeting, at which time he will retire from the Board. The Board also waived the age limitation with respect to Mr. Frederick B. Henry at the Company’s 2017 Annual Meeting due to the Meredith-Time Inc. merger negotiations happening at that time. Mr. Henry will continue as a Class III director until the November 2019 Annual Meeting, at which time he will retire from the Board.

At the February 2019 Meeting, the Board approved switching Mr. Stephen M. Lacy from a Class III director to a Class I director with a term expiring in 2020 and nominated Mr. Christopher Roberts III as a Class III director with a term expiring in 2022. Ms. D. Mell Meredith Frazier and Ms. Beth J. Kaplan currently serve as Class III directors and they are nominated to extend terms through 2022. Each of the director nominees currently serve as a director of the Company. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to WITHHOLD voting for the following nominees, will be voted FOR such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominee for Election as Class I Director – Term to Expire in 2020
Stephen M. Lacy

Chairman, Meredith Corporation

Mr. Lacy, 65, serves as non-executive Chairman of the Board effective April 2019. Previously, Mr. Lacy served as Executive Chairman of Meredith from February 2018 to March 2019. Mr. Lacy joined Meredith in 1998 as Vice President and Chief Financial Officer (“CFO”). He was promoted to President of the National Media Group in 2000 and elected to the Board and named President and Chief Operating Officer (“COO”) in 2004. He was elected President and Chief Executive Officer (“CEO”) in 2006 and Chairman of the Board and CEO in 2010. Mr. Lacy joined the Board of Directors of Hormel Foods Corporation in September 2011, currently serving as the Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Lacy joined the Board of Directors of Great Western Bancorp, Inc. in June 2015, serving as the Chairman of the Governance and Nominating Committee and as a member of the Compensation Committee. His intimate knowledge of our Company, gained through 20 years of service in critical executive positions within the Company and including more than 10 years as CEO, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning and management.

Nominees for Election as Class III Directors – Terms to Expire in 2022
D. Mell Meredith Frazier

Vice Chairman, Meredith Corporation

Ms. Frazier, 63, has been a member of the Board since 2000 and was elected Vice Chairman in 2010. She is Chairman of the Nominating/Governance Committee and a member of the Compensation Committee. She is also the Chairman of the Board of the Meredith Corporation Foundation. Ms. Frazier began her career at Meredith in 1976, holding various positions throughout the Company, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting; and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she holds a deep appreciation of the values and societal roles of the Company throughout its history. In addition, her previous service as an employee in various positions throughout the Company allows her to share a singular perspective with the Board.

Beth J. Kaplan

Managing Member, Axcel Partners, LLC

Ms. Kaplan, 61, was elected to the Board in January 2017 and serves as a member of the Finance/Audit Committee. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies founded and led by women. Ms. Kaplan served as President and COO at Rent the Runway from 2013 to 2015 and continues to serve on the Board of Directors. She also served as President and Chief Merchandising and Marketing Officer from 2008 to 2011, and as a director in 2011 at General Nutrition Centers, Inc. (“GNC”) where she played an integral role in the company’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works; Executive Vice President of Marketing and Merchandising at Rite Aid Drugstores; and President and General Manager of the Cosmetics and Fragrance division at Procter & Gamble. Ms. Kaplan joined the Board of Howard Hughes Corporation, a publicly traded commercial, residential and mixed-use real estate company, in 2017 and currently serves on the Audit and Risk Committee. Ms. Kaplan provides valuable industry experience leading top female brands.

Christopher Roberts III

Executive Vice President and Chief Customer Officer, Land O’Lakes, Inc.

Mr. Roberts, 57, was elected to the Board in February 2019 and serves as a member of the Finance/Audit Committee. Mr. Roberts is Executive Vice President and Chief Customer Officer for Land O’Lakes, Inc., a Fortune 200 food and agribusiness corporation with operations and services in 60 countries spanning agricultural supply, animal feed and value-added dairy products and ingredients. He is also a member of its Executive Committee. Prior to Land O’ Lakes, Mr. Roberts held positions of increasing responsibility at Cargill Inc. which included serving as President of Cargill Food service North America and President of its Value Added Protein and Kitchen Solutions businesses. Mr. Roberts began his career in leadership roles first at PepsiCo Inc. and later at The Coca Cola Company, Inc. Mr. Roberts has relevant consumer packaged goods experience which will prove to be beneficial to the Board as a whole.

The Board recommends a vote FOR each of the nominees for director, as listed above. Unless you specify otherwise, the accompanying proxy will be voted FOR the nominees named above.

Directors Continuing in Office as Class I Directors – Terms to Expire in 2020
Donald A. Baer

Global Chairman, Burson Cohn & Wolfe

Mr. Baer, 65, was elected to the Board in November 2014 and serves on the Compensation and Nominating/Governance Committees. He serves as Global Chairman of Burson Cohn & Wolfe, a leading advertising, marketing and communication services firm. He previously served as Worldwide Chair and CEO for Burson-Marsteller, a strategic communications firm and as Chairman of Penn, Schoen & Berland, a research firm, both WPP, Inc. companies. Mr. Baer has been a member of Burson-Marsteller’s global senior management team since 2008. Previously, Mr. Baer was Senior Executive Vice President for Strategy and Development and an executive committee member of Discovery Communications. Prior to this position, Mr. Baer served as White House Senior Advisor to President Bill Clinton. Mr. Baer currently serves as Vice Chair of the Board of Directors of Public Broadcasting Service (“PBS”). Mr. Baer brings a broad and deep understanding of media and marketing industries, strategic communications, strategy and development and governmental policy.

Elizabeth E. Tallett

Healthcare Industry Consultant

Ms. Tallett, 70, was first elected to the Board in 2008 and serves as Chairman of the Compensation Committee and as a member of the Nominating/Governance Committee. From 2002 to 2014, Ms. Tallett was Principal at Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotech and medical device companies. She continues to operate as a consultant to early stage pharmaceutical and healthcare companies. Ms. Tallett also serves on the Boards of Principal Financial Group, Inc., serving as Lead Director and on the Executive, Human Resources and Nominating/Governance Committees; Qiagen, N.V., serving as Chairman of the Compensation Committee and on the Audit and Nominating Committees; and Anthem, Inc., serving as Chairman of the Board and on the Compensation and Governance Committees. In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she brings executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.

Directors Continuing in Office as Class II Directors – Terms to Expire in 2021
Thomas H. Harty

President and CEO, Meredith Corporation

Mr. Harty, 56, is President and CEO of Meredith and was elected to the Board in August 2017. Mr. Harty joined Meredith in 2004 as Vice President of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010 and President and COO in August 2016. He was elected to his current position of President and CEO in February 2018. Immediately prior to joining Meredith, Mr. Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Publications. His broad media company experience includes key leadership positions with TV Guide, Reader’s Digest, The New York Times Company, Forbes and Gruner + Jahr USA. Mr. Harty is currently Chair of the Board of Directors of the Association of Magazine Media. Mr. Harty has been a major contributor to the Company’s success since joining Meredith. His history with the Company and his expertise in the industry provide unparalleled insight to the Board.

Donald C. Berg

President, DCB Advisory Services

Mr. Berg, 64, has been a member of the Board since 2012 and serves as Chairman of the Finance/Audit Committee. Mr. Berg is currently President of DCB Advisory Services, a consulting firm to food and beverage companies from multinational conglomerates to start-up companies. Previously, Mr. Berg was Executive Vice President & CFO of Brown-Forman Corporation, a family-controlled public company, until April 2014. In addition to his role as CFO, during his 26 year career at Brown-Forman, Mr. Berg held various executive positions, including President of its emerging market division; President of its largest operating group, the Americas; the head of its strategic planning function; and the director of its mergers and acquisitions group. Mr. Berg joined the Board of Directors of Gildan Activewear, a publicly traded company, in February 2015, and has served as Chairman of the Board since May 2019. Before serving as Chairman of the Board, he served as Chair of the Compensation and Human Resources Committee and as a member of the Audit/Finance Committee. He provides financial expertise, strategic development and international business experience to the Board.

Paula A. Kerger

President and CEO, PBS

Ms. Kerger, 61, joined the Board in November 2018 and serves on the Finance/Audit Committee. Ms. Kerger is currently President and CEO of PBS, the nation’s largest non-commercial media organization with nearly 350 member stations. Having joined PBS in March 2006, Ms. Kerger is the longest-serving President and CEO in PBS history. Previously, Ms. Kerger was Executive Vice President and COO at Educational Broadcasting Corporation, the parent company of Thirteen/WNET and WLIW21 New York, for more than a decade. Ms. Kerger’s leadership experience within the broadcasting industry provides valuable insights to our overall business strategies.

CORPORATE GOVERNANCE

Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith’s businesses.

Board Leadership Structure

The Company’s businesses are overseen by the Board, which currently has eleven members and nine directors are independent. The Board has three standing committees, Finance/Audit, Compensation and Nominating/Governance, all of which are comprised entirely of independent directors. Each committee has its own charter and the chairman of each committee reports to the Board at each regular meeting.

At this time, the Board believes it is in the best interests of the Company and its shareholders to separate the position of Chairman and CEO.

As Chairman, Mr. Lacy sets the Board’s agenda, runs quarterly meetings, reviews all items to be presented to the Board for full approval and assembles the Board to address such other issues as necessary and appropriate. Mr. Lacy’s prior service as CEO allows him to effectively coordinate with the CEO in the fulfillment of his duties to the Company as Chairman.

As President and CEO, Mr. Harty serves as the principal executive officer of the Company and supervises and controls all of the business, policies and affairs of the Company and all other officers at the direction and under the authority of the Board and the Chairman. Mr. Harty’s prior service as President and COO provides him the foundation to effectively manage the officers of the Company and implement the long-term strategic plan of the Company.

The Board elected Ms. Frazier, an independent director under the New York Stock Exchange (“NYSE”) rules, to serve as Vice Chairman and as Chairman of the Nominating/Governance Committee. Ms. Frazier presides at the executive sessions of independent, non-management directors. Each year the Nominating/Governance Committee recommends its nominees for Chairman of the Board, members and chairman for each standing committee.

As Vice Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items and oversees the circulation of timely and relevant information to directors. The Board believes at this time this leadership structure enhances Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.

Board’s Role in Risk Oversight

Risk is an integral part of the Board and committee deliberations throughout the year. The Board is responsible for and oversees the Company’s risk management process through regular discussion of the Company’s risks with management both during and outside of regularly scheduled Board meetings. The Board considers, as appropriate, risks, among other factors, in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assist the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. The Company uses an enterprise risk management framework to ensure that key risk areas are identified and that oversight responsibility is assigned to the appropriate Board committee and management. Each committee has a charter that lists such committee’s designated areas of responsibility for specific risk areas that might impact the Company. Board committees make regular reports addressing risk oversight to the Board at its meetings. The full Board also receives periodic information about the Company’s risk areas and initiatives for addressing those risks. In addition, future risks are anticipated and discussed as part of the strategic planning process.

At least quarterly, the Finance/Audit Committee discusses with management, corporate counsel, the Company’s Director of Internal Audit and the Company’s independent external auditor: current business trends affecting the Company that may impact risk; litigation and ethics compliance matters; risk exposures facing the Company; steps management has taken to monitor and control such risk factors (including a subcertification program in which senior and middle managers attest to review and approval of financial disclosures with respect to which they have some responsibility); and the adequacy of internal controls that could materially affect the

Company’s financial statements. As part of this process, the Company’s Director of Internal Audit interviews key executives regarding business strategies and areas of risk faced by the Company and its business segments. The Chairman of the Finance/Audit Committee reports to the Board at each meeting concerning its risk oversight activities.

The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks. The Compensation Committee engages Willis Towers Watson & Co. (“Willis Towers Watson”) to work with the Company’s Director of Internal Audit as well as the Company’s human resources and legal departments to develop a framework to assess the specific risks associated with the Company’s compensation programs. The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process were considered. Based on the results of the annual assessment, management and the Compensation Committee, with the assistance of Willis Towers Watson and the Company’s internal audit and legal advisors, have concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines

The Board has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers. These documents are posted on the Investors/Corporate Governance section of the Meredith website, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence

Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board has, nevertheless, determined to comply in all respects with the NYSE rules relating to non-controlled companies. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.

For purposes of the NYSE listing standards, the Board has determined that each of the following directors has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Donald A. Baer	Donald C. Berg	D. Mell Meredith Frazier
Frederick B. Henry	Beth J. Kaplan	Paula A. Kerger
Philip A. Marineau	Christopher Roberts III	Elizabeth E. Tallett

Nominations for Director

Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The Committee considers independence, diversity, age, skills and experience in the context of the needs of the Board. The Committee will consider shareholder recommendations for directors that comply with the requirements set forth in “Submitting Shareholder Proposals” which appears later in this Proxy Statement. For additional information, please see “Committees of the Board” which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive session at least quarterly. The Vice Chairman of the Board presides at these executives sessions. In his or her absence, the Chair of the Nominating/Governance Committee will preside over executive sessions.

Communications with the Board

Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street,

Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chairman of the Board. Shareholders may also deliver such communication by telephone at (866) 457-7445 or at www.meredith.ethicspoint.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board has a majority of directors who meet the criteria for independence established by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The Board had four regularly scheduled meetings during fiscal 2019, as did the Finance/Audit, Compensation and Nominating/Governance Committees. In addition, the Finance/Audit Committee had two special meetings, the Compensation Committee had one special meeting and the full Board had five special meetings. All directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2019. The Company policy is that all directors are expected to attend the Annual Meeting. All directors attended the November 14, 2018 Annual Meeting.

Director Stock Ownership

All directors are expected to own stock in the Company. Within five years from their initial appointment or election to the Board, each non-employee director is expected to own 7,500 shares of common stock or a number of shares of common stock equal to three times the value of non-employee director annual compensation, whichever is less. The value of shares for ownership purposes will be determined using a 200-day average stock price.

Restricted stock, restricted stock units (“RSUs”) and stock equivalent units (“SEUs”) count toward the required ownership but stock options do not. All of our directors have met or exceeded, or for the directors who have been on the Board for less than five years, are on track to meet or exceed the ownership requirement. For additional information on stock ownership by our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Committees of the Board

The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. The Board has also established a Finance Committee and it was combined with the Audit Committee to form the Finance/Audit Committee following the Company’s Annual Meeting in November 2017. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Company’s website at www.meredith.com by first clicking on “Investors”, then hovering over “Investors” and clicking on “Corporate Governance” in the drop down menu, and then scrolling down the page to the Committee Governance Documents and finally clicking the respective committee charter name. The charter of each committee is also available in print to any shareholder who requests it. The following table shows the current membership for each of the standing Board committees:

Nominating/Governance
Finance/Audit Committee	Compensation Committee	Committee
Donald C. Berg*	Donald A. Baer	Donald A. Baer
Beth J. Kaplan	D. Mell Meredith Frazier	D. Mell Meredith Frazier*
Paula A. Kerger	Frederick B. Henry	Frederick B. Henry
Philip A. Marineau	Elizabeth E. Tallett*	Elizabeth E. Tallett
Christopher Roberts III

*Committee Chairman

1.	Finance/Audit Committee. The Committee is composed entirely of non-employee directors, each of whom meets the independence requirements of the NYSE listing standards, as well as the requirements of the Sarbanes-Oxley Act of 2002.

Pursuant to our Finance/Audit Committee Charter, each member of the Committee, in addition to meeting the independence requirement, must be “financially literate” as contemplated under the NYSE rules. Furthermore, the Board has determined that directors Berg, Kaplan, Kerger, Marineau and Roberts III each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The Committee assists the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company’s independent auditor, also referred to as “independent registered public accounting firm,” and has sole authority to appoint or replace the independent auditor. In addition, the Committee maintains, through regularly scheduled meetings, open lines of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm.

The Committee also advises the Board with respect to corporate financial policies and procedures, the dividend policy, specific corporate financing and capital plans, and annual operating and capital budgets. It also provides financial advice and counsel to management; reviews and makes recommendations to the Board concerning acquisitions and dispositions; appoints depositories of corporate funds and specifies conditions of deposit and withdrawal; and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the Committee reviews pension plan performance and approves plan documents.

2.	Nominating/Governance Committee. Pursuant to the Committee’s charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee’s purpose is to: assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting; recommend to the Board the Corporate Governance Guidelines applicable to the Company; lead the Board in its annual review of CEO succession planning and the Board’s performance; recommend to the Board any changes in non-employee director compensation and recommend to the Board director nominees for each committee.

Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/Governance Committee has, from time to time, retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the Committee. Current directors are contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The Committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees’ qualifications for independence as well as other considerations. The Committee’s first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the Committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and the Company with sound and effective input and guidance. In addition, while the Committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with the Company’s Bylaws. For additional information on submitting a nomination for a director, please see “Submitting Shareholder Proposals” later in this Proxy Statement.

3.	Compensation Committee. Pursuant to the Committee charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The Committee reviews and approves corporate officers’ salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements and administers such plans as required.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No executive officer of the Company serves on the Board or Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2019.

PROPOSAL TWO – APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Company is seeking an advisory vote from its shareholders with respect to compensation awarded to its NEOs for fiscal 2019. Our executive compensation program is described in detail in the Compensation Discussion and Analysis and the related compensation tables and other narrative disclosures as required by the SEC which can be found in this Proxy Statement beginning in the next section.

Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on the Compensation Committee, the Board or the Company. However, the Compensation Committee, which is responsible for approving the overall design and administering the executive compensation program, values the opinions of the shareholders and will take into account the outcome of the vote when making future executive compensation decisions. The Board recommends that you approve the following resolution that will be submitted for a shareholder vote at the Annual Meeting in support of the Company’s executive compensation program:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which are included in the Proxy Statement for this Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve, on an advisory basis, the Company’s executive compensation program. Abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our compensation policies for our NEOs, who for fiscal 2019 were:

●	Stephen M. Lacy, Executive Chairman (retired March 31, 2019)

●	Thomas H. Harty, President and Chief Executive Officer

●	Joseph H. Ceryanec, Chief Financial Officer

●	Patrick J. McCreery, President - Local Media Group

●	Jonathan B. Werther, Former President - National Media Group (departed June 10, 2019)

●	John S. Zieser, Chief Development Officer, General Counsel

Our executive compensation program is designed to provide total compensation that allows us to continue to retain our key executive talent, attract new executive talent when needed, and align our executives’ interests with successful execution of our business strategy and creation of value for shareholders.

Executive Summary

FISCAL 2019 SIGNIFICANT EVENTS AND PERFORMANCE

Fiscal 2019 was a significant year for Meredith as we executed the final steps in our current leadership succession that began in fiscal 2017, made significant strides in our successful integration of the Time Inc. acquisition, and continued to deliver strong revenue growth, earnings and value for our shareholders.

Leadership Transition. On July 1, 2018, Mr. McCreery was appointed President - Local Media Group, succeeding Mr. Paul A. Karpowicz, who retired on June 30, 2018.

On January 15, 2019, our Board of Directors announced the retirement of Mr. Lacy as our Executive Chairman, which became effective on March 31, 2019. Mr. Lacy continues as our non-executive Chairman of the Board. This represented the final step in our leadership succession plan, which included the appointment of Mr. Harty as our President and CEO in February 2018.

On June 10, 2019, the Company announced that Mr. Werther, President - National Media Group, decided to leave Meredith.

Fiscal 2019 Financial Highlights. Fiscal 2019 marked the first full year of owning and operating the assets acquired from Time Inc., and Meredith continues to focus on integrating what is now the largest portfolio of national media brands in the industry.

During fiscal 2019, Meredith’s National Media Group delivered on many of the key elements of the acquisition thesis, including:

●	Improving the print advertising performance of the acquired Time Inc. properties to Meredith’s historical levels over time.
●	Raising the profit margins of the acquired digital properties to Meredith’s high levels.
●

Growing consumer related revenues by leveraging Meredith’s expanded brand portfolio. These activities are diversified, mostly contractual and include magazine subscriptions, brand licensing, paid products, lead generation and affinity marketing. As an example, Meredith is the leading participant in the launch of Apple News+, a new digital subscription service that offers 30 Meredith magazines in an innovative, convenient and curated experience. Consumer related revenues accounted for more than 45% of Meredith’s total National Media Group revenues in fiscal 2019, up from 41% in the prior year.

●

Selling media assets not core to Meredith’s business at attractive multiples. Meredith received $430 million in fiscal 2019 related to the divestiture of the TIME, FORTUNE and Sports Illustrated brands.

●	Achieving at least $550 million of annualized cost synergies by the end of fiscal 2020. Meredith has realized approximately $430 million of annualized cost synergies related to its acquisition of Time Inc. through June 30, 2019. Meredith expects to achieve an additional $135 million of annualized cost synergies in fiscal 2020, bringing the total annualized cost synergies to $565 million.

Meredith’s Local Media Group continued to deliver record performance in fiscal 2019, including setting new all-time highs for political advertising and retransmission revenues. Highlights include:

●	Delivering nearly 30% growth in total advertising related revenues. This was driven by strong demand for political advertising revenues, which were a record $103 million, and rapid growth in third party advertising revenues fueled by a full year of contribution from MNI Targeted Media, along with low double-digit growth in the number of monthly average unique visitors.
●	Successful renewal of key distribution and network affiliation agreements. During fiscal 2019, Meredith completed retransmission consent agreements with Cox Communications and Comcast Corporation, as well as network affiliation renewals for all of its FOX-affiliated markets. Consumer related revenues grew more than 15% in fiscal 2019.
●	Launching new programming to expand Meredith’s reach. This included a new weekly television show based on the strength of Meredith’s PEOPLE brand. The new show has been well-received by audiences and advertisers alike. As a result, Meredith has committed to launching the show in daily syndication in fiscal 2020, beginning with distribution across all 12 of Meredith’s local television markets.

Meredith remains committed to strong capital stewardship. Actions that Meredith took during fiscal 2019 in support of this commitment include:

●	Strengthening its balance sheet by paying down $825 million of debt in fiscal 2019.
●	Returning capital to shareholders through consistent and ongoing dividend increases. Meredith raised its regular stock dividend by 5.5% to $2.30 on an annualized basis in January 2019. This marked the 26th straight year of dividend increases for Meredith, which has paid an annual dividend for 72 consecutive years.

From a financial standpoint, the acquisition of Time Inc. positioned Meredith on a growth track not previously realizable. Fiscal 2019 total Company revenues were $3.2 billion. Operating profit was $287 million, including $147 million of special items comprised primarily of restructuring and integration costs related to the acquisition of Time Inc., and a non-cash impairment charge related to certain trademarks. Earnings from continuing operations were $129 million. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $706 million. Both revenue and Adjusted EBITDA are nearly double what Meredith delivered fiscal 2017 – the last full year as stand-alone Meredith.

Importantly, the addition of the Time Inc. brands and businesses diversifies Meredith’s financial base. For example, consumer-related revenue – most of which is spread between tens of millions of consumers and is contractual in nature – now accounts for nearly half of Meredith’s total revenue. This is compared to one-third five years ago. At the same time, digital advertising revenue now makes up one-third of our National Media Group advertising revenue, compared to just 16% five years ago.

FISCAL 2019 COMPENSATION DECISIONS AND OUTCOMES

We design our executive compensation program to motivate and reward achievement of critical financial and operational performance objectives, and the creation of shareholder value. Our compensation decisions and outcomes during fiscal 2019 reflect our commitment to this performance-based philosophy, and also demonstrate our desire to provide compensation opportunities that are competitive, allowing us to attract and retain our executives. In addition, our fiscal 2019 pay decisions reflected changes in executive roles due to both our leadership transition and the acquisition of Time Inc.

●	Our NEOs received base salary increases in fiscal 2019 of up to 11% in recognition of increased roles and responsibilities due to the Time Inc. acquisition. These increases were within the context of competitive market practices. This excludes Mr. McCreery as he was promoted to President - Local Media Group.
●	Increases in target short-term incentive opportunities from 70% to 75% of salary were approved for Messrs. Ceryanec and Zieser. Mr. McCreery’s target short-term incentive opportunity increased from 50% to 60% due to his promotion.
●	Actual short-term incentive payouts ranged from 110% to 178% of target, reflecting our actual financial and operational performance at the Company, National Media Group and Local Media Group levels relative to goals established for the year and individual performance.
●	The grant value of fiscal 2019 long-term incentives awarded to our NEOs, excluding Mr. Lacy who received a smaller grant, increased by 37% on average in recognition of increased responsibilities and growth in their roles. Consistent with previous years, long-term incentives were awarded in a combination of stock options, time-vested RSUs and our cash based long-term incentive plan (“Cash LTIP”).
●	In August 2019, the Board adopted a clawback policy to support the Company’s commitment to the accuracy of its financial statements and to discourage excessive risk-taking.
SHAREHOLDER APPROVAL OF FISCAL 2019 COMPENSATION

In fiscal 2018, our shareholders overwhelmingly supported our executive compensation programs and practices – over 97% of the votes cast were in favor of our say-on-pay proposal. Based on this strong support, our Compensation Committee (referred to in this Section as the “Committee”) maintained the general structure of our executive pay program for fiscal 2019. The Committee will continue to consider the results of the shareholder advisory vote and shareholder feedback when evaluating and establishing executive compensation programs and compensation levels of our NEOs.

Compensation Philosophy and Objectives

Our executive compensation philosophy has the following objectives:

1.	Align the interests of the NEOs with those of shareholders through performance-based compensation, which links both short and long-term compensation to business results
2.	Provide compensation opportunities that are competitive in the marketplace in which we conduct our businesses in order to attract, retain and motivate top-caliber executives
3.	Provide opportunities to earn greater levels of compensation if superior operating performance and shareholder returns are achieved
4.	Design incentives that balance the need to meet and exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns
5.	Provide clear and measurable objectives for executive performance

A Glance at How We Pay for Performance

With our philosophy and objectives as our guide, we link our executive compensation to the performance of the Company in several key and measurable ways:

●	Our short-term incentive program creates incentives for the achievement of pre-established financial, operating and individual performance. For each NEO, 80% of the short-term incentives were based on Company and/or Group targets, and 20% were based on individual strategic objectives.

●	The long-term incentive program includes grants of stock options, time-vested RSUs and incentives under our Cash LTIP. The value of the equity awards is based on value created for shareholders, while the Cash LTIP payouts are tied to specific Company performance goals over multiple years.

●	If the NEOs do not achieve the minimum performance requirements outlined by the Committee, they do not earn or receive incentive awards.

Our compensation program for NEOs is designed to deliver a significant portion of their total compensation in variable annual cash incentives and long-term incentives subject to Company, Group and individual performance. The pie charts show the mix of target compensation for our CEO and other NEOs.

In summary for fiscal 2019, our CEO and other NEOs received 78% and 70% of their compensation, respectively, in the form of variable pay.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Committee administers the compensation program for all officers, including the NEOs. The Committee has overall responsibility for evaluating and approving the executive compensation philosophy and the Company’s executive compensation plans, policies and programs.

STEP 1	STEP 2	STEP 3
At the beginning of each fiscal year, the President and CEO provides recommendations to the Committee on the compensation of the other NEOs. (He does not make recommendations on his own pay.) For fiscal 2019, the Executive Chairman also provided input on the compensation of the other NEOs. These recommendations took into consideration the competitive market pay data provided by the Committee’s independent consultant, as well as an evaluation of the NEO’s role, specific skills, abilities and experience, contributions and performance and impact in achieving Company performance.	The Committee considered these recommendations together with the input of our independent compensation consultant and subsequently approved the NEOs’ compensation. All aspects of the President and CEO’s compensation are determined solely by the Committee. For fiscal 2019, the Committee also solely determined the compensation of the Executive Chairman.	The Committee reviewed and approved performance metrics; established thresholds, targets and maximums; and determined weightings for each of the Corporate, Group and individual goals for the short and long-term incentive plans based on recommendations provided by Management. These recommendations were based on the business plan for performance goals and specific financial targets. The Committee strives to ensure that the incentive metrics were consistent with the financial, operational and strategic goals set by the Board, that the goals were sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance were attained, would be consistent with the overall NEO compensation philosophy established by the Committee.

In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions, while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to accounting principles generally accepted in the United States of America (“U.S. GAAP”), changes in tax laws or applicable tax rates, acquisitions and divestitures, and special investments or expenditures in the Company’s operations.

The Committee expects to continue to follow this multi-step process going forward, with recommendations on NEO pay being provided primarily by our President and CEO, with approval of the Committee, and the Committee having responsibility for setting our President and CEO’s pay.

Role of the Compensation Consultant

The Committee retained Willis Towers Watson as its independent compensation consultant to advise the Committee on matters related to executive compensation. Willis Towers Watson reports directly to the Committee for executive compensation services, and the Committee may terminate Willis Towers Watson with respect to such services. The consultant attended four Committee meetings in fiscal 2019. Willis Towers Watson was paid $101,236 for executive compensation consulting services and $2,058,349 for other consulting services, which included retirement, group benefits marketplace, global services and solutions, and healthcare.

The Committee has assessed Willis Towers Watson’s independence using the SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In assessing Willis Towers Watson’s independence, the Committee took into account the following factors:

●	Policies and procedures Willis Towers Watson has in place to prevent conflicts of interest;

●	Any business or personal relationships between Willis Towers Watson or the members of Willis Towers Watson performing consulting services for the Committee and members of the Committee;

●	Any business or personal relationships between Willis Towers Watson or members of Willis Towers Watson performing consulting services for the Committee and any executive officer;

●	Any Company stock owned by members of Willis Towers Watson performing consulting services for the Committee;

●	Other services provided by Willis Towers Watson to Meredith; and

●	Fees paid to Willis Towers Watson as a percent of the firm’s revenue.

Based on the above factors, the Committee believes the engagement of Willis Towers Watson did not raise any conflicts of interest.

Use of Comparative Data

The Company’s goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance. Willis Towers Watson completes an annual analysis of our NEO pay opportunities relative to prevailing market practices, based on our peer group and information from published surveys of executive pay practices.

Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the Committee regularly reviews the peer group used for assessing our NEO’s pay and makes changes to account for these events.

Following our acquisition of Time Inc., the Committee asked Willis Towers Watson to review the existing compensation peer group at that time and provide recommendations for changes to ensure the group remained an appropriate comparator group for assessing executive pay. Willis Towers Watson’s evaluation of the peer group took into consideration factors including similar industry and business profiles, and size comparability based on revenues and market capitalization. The peer group used for purposes of setting fiscal 2019 compensation included the following companies (no changes from the peer group approved in May 2018):

Meredith Corporation Peer Group
AMC Networks Inc.	Nexstar Media Group Inc.
Discovery Communications Inc.	Sinclair Broadcast Group, Inc.
Graham Holdings Company	The E.W. Scripps Company
IAC/InterActiveCorp	The Interpublic Group of Companies
Lions Gate Entertainment Corporation	TEGNA Inc.
News Corporation	Tribune Media Company

In addition to publicly filed peer group pay information, the Committee reviewed compensation survey data reflecting industry-specific and general industry data based on companies of comparable size to Meredith, prepared by Willis Towers Watson. In their report, Willis Towers Watson provided data on base salary, annual cash incentives, long-term incentives and total direct compensation.

The comparative market data provided by Willis Towers Watson represents one factor considered by the Committee when making executive pay decisions. However, the Committee considers other factors when setting executive pay including individual skills, experience, tenure, performance and internal equity.

Compensation Factors and Governance for Fiscal 2019

The Committee evaluates many factors when designing and establishing executive compensation plans and targets. The following tables outline our key practices:

WHAT WE DO	WHAT WE DON’T DO

Maintain an industry-specific peer group for benchmarking pay	Include tax gross-ups upon change in control in any new executed agreements

Deliver executive compensation primarily through performance-based pay	Allow hedging, short sales, option trading or pledging of common stock

Set challenging short and long-term incentive award goals	Reprice stock options

Mitigate undue risk by using a cap on maximum payouts for short and long-term plans and performing an annual internal risk assessment of compensation programs	Provide excessive perquisites
Reward executives without a link to performance
Continue stock ownership guidelines that reinforce alignment between stockholders and our executive officers

Adopted a recoupment (clawback) policy for equity and incentive compensation

Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees

Engage an independent compensation consultant reporting directly to the Committee

Elements of Executive Compensation

Base Salary

Our NEOs’ base salaries are generally determined by the Committee at its quarterly meeting in August. Base salaries are established by taking into consideration the scope and complexity of the executive role, the executive’s skills and abilities, performance, and competitive market data. The Company’s goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance.

For fiscal 2019, the Committee reviewed the competitive benchmarking analysis prepared by Willis Towers Watson on NEO compensation. Based on the Committee’s review of the benchmarking analysis, an evaluation of the larger scope and complexity of many of the executives’ roles in connection with the acquisition of Time Inc., and performance, the following base salary changes were implemented effective fiscal 2019:

Executive	Fiscal 2018 ($)	Fiscal 2019 ($)	Change (%)
Stephen M. Lacy	850,000	850,000	— %
Thomas H. Harty	900,000	1,000,000	11%
Joseph H. Ceryanec	685,000	750,000	10%
Patrick J. McCreery	425,000	525,000	24%
Jonathan B. Werther	685,000	750,000	10%
John S. Zieser	685,000	750,000	10%

Short-Term Incentives

We have established a short-term incentive plan to provide our NEOs with competitive cash incentives for the attainment of annual financial and operational performance targets, and individual performance achievements. Our NEOs have a defined target incentive opportunity that ranges from 60% to 100% of salary. The short-term incentive payout for the NEOs ranges from 50% of target if the threshold levels of performance are achieved and up to 250% of target for achieving the maximum performance level. The payouts are linear for actual performance between threshold and target, and between target and maximum. If performance is below the threshold, no incentive is earned.

In establishing the short-term incentive target award opportunities, the Committee considers several factors including:

●	The desire to ensure a substantial portion of total compensation is performance-based;

●	The relative importance of the short-term and long-term performance;

●	The advice of the independent compensation consultant regarding compensation practices at other companies in the peer group;

●	The target amounts set and actual incentives paid in recent years; and

●	The results of the annual shareholder advisory vote on executive compensation programs.

The table below provides the established incentive ranges for our NEOs. Based on their expanded roles, competitive market data and internal equity considerations, the incentive targets for Messrs. Ceryanec and Zieser were increased in fiscal 2019 from 70% to 75% of salary.

Executive	Annual Incentive Range
	Threshold		Target		Maximum
	% of Salary	Amount ($)	% of Salary	Amount ($)	% of Salary	Amount ($)
Stephen M. Lacy (1)	50%	318,750	100%	637,500	250%	1,593,750
Thomas H. Harty	50%	500,000	100%	1,000,000	250%	2,500,000
Joseph H. Ceryanec	38%	281,250	75%	562,500	188%	1,406,250
Patrick J. McCreery	30%	157,500	60%	315,000	150%	787,500
Jonathan B. Werther	40%	300,000	80%	600,000	200%	1,500,000
John S. Zieser	38%	281,250	75%	562,500	188%	1,406,250

(1) Target Award reflects $850,000 prorated for nine months (through March 31, 2019).

In fiscal 2019, consistent with prior years, 80% of the short-term incentive for each NEO was based on specific Company and Group financial targets. The remaining 20% related to predetermined strategic individual objectives.

Each NEO’s specific financial objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2019 are shown in the following table:

Objective	Lacy	Harty	Ceryanec	McCreery	Werther	Zieser
Earnings per Share (“EPS”)	20%	20%	20%	10%	10%	20%
Adjusted EBITDA	20%	20%	20%	10%	10%	20%
Company Revenue	20%	20%	20%	—	—	20%
Cost Synergies (1)	20%	20%	20%	—	20%	20%
Group Operating Profit	—	—	—	30%	20%	—
Group Operating Revenue	—	—	—	30%	20%	—
Individual Strategic Objectives	20%	20%	20%	20%	20%	20%

(1) Cost synergies are associated with the acquisition of Time Inc.

Each NEO had 20% of his short-term incentive tied to specific individual strategic performance objectives. These performance objectives included the general categories of strategy development and execution, corporate and people development, operating initiatives, succession planning and the integration of Time Inc.

At the beginning of fiscal 2019, the Committee approved the financial and individual metrics and goals. Throughout the year at its quarterly meetings, the Committee reviewed Company and Group financial performance results and the progress of the NEOs toward meeting the quantitative goals established for the fiscal year. At its August 2019 meeting, the Committee reviewed and approved the fiscal 2019 performance results and incentive awards for each NEO. The results for Company and Group performance are provided in the following tables:

	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
EPS (1)	3.03	3.19	3.35	3.19
Adjusted EBITDA (1)	675,000,000	750,000,000	825,000,000	705,640,000
Company Revenue	2,960,390,000	3,116,200,000	3,272,010,000	3,188,500,000
Cost Synergies (2)	307,260,000	341,400,000	375,540,000	360,600,000

(1) EPS and Adjusted EBITDA are measured on a non-GAAP basis and excludes special items recorded during the fiscal year.

(2) Cost synergies are associated with the acquisition of Time Inc.

	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
National Media Group
Operating Profit (1)	292,590,000	325,100,000	357,610,000	230,400,000
Operating Revenue	2,159,350,000	2,273,000,000	2,386,650,000	2,326,600,000
Local Media Group
Operating Profit (1)	212,130,000	235,700,000	259,270,000	279,400,000
Operating Revenue	801,040,000	843,200,000	885,360,000	861,881,000

(1) Operating Profit is measured on a non-GAAP basis and excludes special items recorded during the fiscal year.

Based on financial and operational results, and the assessment of individual performance, the Committee approved the short-term incentive payouts for the NEOs shown in the following table:

Executive	Financial Objectives		Individual Performance		Total Incentive Payout
	($)	% of Target	($)	% of Target	($)	% of Target
Stephen M. Lacy (1)	668,596	131%	127,500	100%	796,096	125%
Thomas H. Harty	1,048,778	131%	200,000	100%	1,248,778	125%
Joseph H. Ceryanec	589,938	131%	30,150	27%	620,088	110%
Patrick J. McCreery	447,244	177%	114,188	181%	561,432	178%
John S. Zieser	589,938	131%	140,625	125%	730,563	130%

(1) Mr. Lacy received a prorated Annual Incentive through his retirement date which was measured based on actual Company results as of the end of the fiscal year.

Long-Term Incentive Compensation

The Committee strives to link executive compensation to the Company’s long-term performance by delivering a substantial portion of compensation in the form of long-term incentive awards. For fiscal 2019, the Committee approved awards under the Meredith Corporation 2014 Stock Incentive Plan (the “2014 Plan”) in the form of stock options, time-based RSUs and Cash LTIP.

The Committee believes the use of cash and equity-based long-term incentives appropriately balances the use of cash and the dilution associated with share grants under the 2014 Plan. The Committee determines the balance between cash and equity-based long-term incentives each year. In making that assessment, the Committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and motivating the NEOs, as well as competitive market practices.

Long-Term Incentive Vehicle	Description	Approximate % of Fiscal 2019 Long-Term Incentive Grant
Cash LTIP	Long-term incentive plan that provides for cash incentives based on achievement of pre-determined performance goals over a three year period. Executives can earn a threshold payout of 50% of target up to a maximum payout of 200% of target. Grants are made each year resulting in overlapping performance periods. The Cash LTIP allows the Company to effectively manage dilution associated with the 2014 Plan, and provide incentives for delivering specific financial results over a multi-year time period.	40%
Stock Options	Annual stock option grants cliff vest on the third anniversary of the grant date and have a ten-year term. All stock options are granted with an exercise price equal to the closing price of Company common stock on the date of grant. Stock options provide an incentive to increase our stock price and shareholder value.	25%
Restricted Stock Units	Annual RSU grants cliff vest on the third anniversary of the grant date based on continued service. Dividends on RSUs are currently paid in cash. RSUs represent a mechanism to retain our executives and promote stock ownership, thereby aligning executive interests with shareholders.	35%

The table below shows the total target value of the fiscal 2019 long-term incentive compensation for each NEO, the number of stock options and RSUs granted, and each executive’s target incentive opportunity under the Cash LTIP.

Executive	Target Long- Term Incentive Value ($)	Stock Options		Restricted Stock Units		Cash LTIP Target ($)
		Shares	Grant Date Value ($)	Shares	Grant Date Value ($)
Stephen M. Lacy	2,000,000	42,250	511,567	13,500	708,075	800,000
Thomas H. Harty	2,500,000	52,000	629,621	16,750	878,538	1,000,000
Joseph H. Ceryanec	1,000,000	21,000	254,270	6,550	343,548	400,000
Patrick J. McCreery	400,000	10,000	121,081	2,500	131,125	150,000
Jonathan B. Werther	1,100,000	24,000	290,594	8,000	419,600	400,000
John S. Zieser	1,000,000	21,000	254,270	6,550	343,548	400,000

2017-2019 Cash LTIP Awards

For the fiscal 2017-2019 Cash LTIP, awards were earned based on achieving cumulative cash flow results over the three-year performance period. The three-year cumulative cash flow result was $581,084,000 which resulted in a payout of 66% of target. The table below includes the performance range as originally established and as adjusted to account for the Time Inc. acquisition, and payouts for the NEOs based on actual results, as approved by the Committee:

Fiscal 2017-2019	Threshold	Target	150% of Target	Maximum	Actual Awards
Cumulative Cash Flow (1)	$465,000,000	$515,000,000	$545,000,000	$565,000,000
Revised Cumulative Cash Flow (2)	$562,000,000	$622,500,000	$659,000,000	$683,000,000	$581,084,000
Payout	50%	100%	150%	200%	66%
Stephen M. Lacy (3)	$587,500	$1,175,000	$1,762,500	$2,350,000	$772,820
Thomas H. Harty (4)	$370,834	$741,667	$1,112,501	$1,483,334	$487,808
Joseph H. Ceryanec	$162,500	$325,000	$487,500	$650,000	$213,759
Patrick J. McCreery (5)	N/A	N/A	N/A	N/A	N/A
Jonathan B. Werther (6)	$87,500	$175,000	$262,500	$350,000	$175,000
John S. Zieser	$162,500	$325,000	$487,500	$650,000	$213,759

(1) Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is primarily reduced by capital expenditures.

(2)	At the August 2018 meeting, the Committee increased the cumulative cash flow to reflect the acquisition of Time Inc. for fiscal 2019 only.

(3) Mr. Lacy retired effective March 31, 2019 and continued as Chairman of the Board. Per the terms of the Cash LTIP, Mr. Lacy was eligible for a payout based on the full target opportunity as a result of his retirement. Payout is based on actual performance over the full three-year performance period.

(4)	Mr. Harty’s target payout was adjusted to reflect his promotions to President and COO and to President and CEO.
(5)	Mr. McCreery was not a participant in the 2017-2019 Cash LTIP.
(6)	Per the terms of the Cash LTIP, Mr. Werther is eligible for a payout based on target opportunity.

2018-2020 Cash LTIP Potential Awards

For the fiscal 2018-2020 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2018-2020	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$495,000,000	$550,000,000	$580,000,000	$605,000,000
Revised Cumulative Cash Flow (2)	$846,000,000	$940,000,000	$991,000,000	$1,034,000,000
Payout	50%	100%	150%	200%
Stephen M. Lacy (3)	$500,000	$1,000,000	$1,500,000	$2,000,000
Thomas H. Harty (4)	$420,834	$841,667	$1,262,501	$1,683,334
Joseph H. Ceryanec	$162,500	$325,000	$487,500	$650,000
Patrick J. McCreery (5)	N/A	N/A	N/A	N/A
Jonathan B. Werther (6)	$125,000	$250,000	$375,000	$500,000
John S. Zieser	$162,500	$325,000	$487,500	$650,000

(1) Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is primarily reduced by capital expenditures.

(2)	At the August 2018 meeting, the Committee increased the cumulative cash flow to reflect the acquisition of Time Inc. for fiscal 2019 and 2020 only.

(3) Mr. Lacy retired effective March 31, 2019 and continued as Chairman of the Board. Per the terms of the Cash LTIP, Mr. Lacy will be eligible for a payout based on the full target opportunity as a result of his retirement. Payout will be based on actual performance over the full three-year performance period.

(4)	Mr. Harty’s target payout was adjusted to reflect his promotion to President and CEO.
(5)	Mr. McCreery was not a participant in the 2018-2020 Cash LTIP.
(6)	Per the terms of the Cash LTIP, Mr. Werther is eligible for a payout based on target opportunity.

2019-2021 Cash LTIP Potential Awards

For the fiscal 2019-2021 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2019-2021	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$1,303,000,000	$1,447,500,000	$1,520,000,000	$1,592,000,000
Payout	50%	100%	150%	200%
Stephen M. Lacy (2)	$400,000	$800,000	$1,200,000	$1,600,000
Thomas H. Harty	$500,000	$1,000,000	$1,500,000	$2,000,000
Joseph H. Ceryanec	$200,000	$400,000	$600,000	$800,000
Patrick J. McCreery	$75,000	$150,000	$225,000	$300,000
Jonathan B. Werther (3)	$200,000	$400,000	$600,000	$800,000
John S. Zieser	$200,000	$400,000	$600,000	$800,000

(1) Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is primarily reduced by capital expenditures.

(2) Mr. Lacy retired effective March 31, 2019 and continued as Chairman of the Board. Per the terms of the Cash LTIP, Mr. Lacy will be eligible for a payout based on the full target opportunity as a result of his retirement. Payout will be based on actual performance over the full three-year performance period.

(3) Per the terms of the Cash LTIP, Mr. Werther is eligible for a payout based on target opportunity.

Executive Stock Ownership Program

To further align executives’ interests with shareholders, NEOs are required to own Meredith common stock. The Committee has established target levels for individual stock holdings for the participants in the program. Eligible shares for a NEO’s required ownership target include shares held in the 401(k) Plan, ESPP, restricted stock and RSUs, shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested, and shares acquired through open market share purchases. NEOs must attain the ownership requirements within a five-year period.

The following table reflects each NEO’s ownership requirements and whether those stock ownership requirements have been attained:

Executive	Target Ownership (Shares)	Status
Stephen M. Lacy	120,000	Met
Thomas H. Harty (1)	120,000	In Progress
Joseph H. Ceryanec	50,000	Met
Patrick J. McCreery	50,000	In Progress
Jonathan B. Werther (2)	50,000	In Progress
John S. Zieser	50,000	Met
(1)	Mr. Harty’s target ownership level increased due to his promotion to President and CEO. He has five years to achieve his new target ownership level.
(2)	Mr. Werther departed on June 10, 2019 and was in process of acquiring shares under the program.

The Committee has established an Executive Stock Ownership Program to assist executives in achieving their ownership targets. Each participant is awarded RSUs equal to 20% of personal acquisitions of Meredith stock through share purchases and/or shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested since the last day of the prior calendar year. The award shares or units are capped at 20% of the NEO’s target ownership level. The incremental stock acquisitions must be held for a period of five years in order for the associated awards to vest. The Committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value.

On February 2, 2019, the following participants received matching RSUs pursuant to the Executive Stock Ownership Program:

Executive	Eligible Shares	RSUs Granted
Stephen M. Lacy (1)	24,905	3,365
Thomas H. Harty	15,059	3,012
Joseph H. Ceryanec (2)	3,421	—
Patrick J. McCreery	10,702	2,140
Jonathan B. Werther (3)	1,978	396
John S. Zieser (2)	3,053	—
(1)	Mr. Lacy’s award was capped as this award brought him to the maximum number of RSUs available to him under the program.
(2)	Messrs. Ceryanec and Zieser previously received all RSU grants available under the program.
(3)	Mr. Werther departed on June 10, 2019 and was in process of acquiring shares under the program.

Change in Control and Severance Benefits

Change in control and severance benefits are a customary component of executive compensation which are used to reinforce and encourage executives’ continued attention and dedication without the distraction of the possibility of a change in control or loss of employment. We provide change in control and severance benefits through severance and employment agreements with our NEOs. See “Potential Payments upon Termination” in this Proxy Statement for additional information.

Deferred Compensation

The Meredith Corporation Deferred Compensation Plan (“DCP”) is a nonqualified deferred compensation plan that allows certain employees, including our NEOs, to defer receipt of salary, cash incentive payments and shares of restricted stock. Participants may defer up to 100% of base salary over $280,000 and 90% of incentive payments, provided total annual compensation exceeds $280,000 after deferrals. When awards of restricted stock or RSUs are deferred, shares are deferred as SEUs. The deferred amounts are credited to accounts established for participants.

The DCP has investment alternatives that are comparable to the funds offered in the Company’s 401(k) Plan. Additionally, participants can elect to defer their compensation as SEUs. SEUs are not voted in shareholder meetings and dividends are reinvested. The Company does not provide DCP matching contributions to the individual accounts of our NEOs.

Each participant is fully vested in his or her deferrals in the plan. Participants have an unsecured contractual commitment for the Company to pay the amounts due under the DCP.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments. Participants can schedule distributions to be paid while employed or upon separation from service, subject to any required waiting period.

This benefit is provided to permit employees to accumulate financial resources on a tax deferred basis in an effort to support their financial wellbeing. The DCP permits them to do this while also receiving investment gains/losses on deferred amounts. The provision of this benefit is important as a retention and recruitment tool because many of the companies with which the Company competes for executive talent provide a similar plan to their senior employees.

Employee Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan

We maintain separate qualified defined benefit plans for union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Employees’ Retirement Income Plan), the Replacement Benefit Plan and the Supplemental Benefit Plan. The amount of annual earnings that may be considered in calculating benefits under the Employees’ Retirement Income Plan is limited by law. For calender year 2019, the annual limitation is $280,000. The Replacement Benefit Plan is an unfunded nonqualified plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Employees’ Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Employees’ Retirement Income Plan.

The Supplemental Benefit Plan is an unfunded nonqualified plan. The purpose of the Supplemental Benefit Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.

The Committee believes that the Employees’ Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan serve a critically important role in the retention of senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our senior executives to continue their work on behalf of the Company and our shareholders.

Perquisites

The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, car allowances, personal use of aircraft and premiums for life and disability insurance. The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing compensation programs for NEOs that align with the interests of our shareholders.

Compensation Risk Assessment

The Committee reviewed a risk assessment related to our employee compensation program at our August 2018 meeting. The Compensation Committee concluded that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term, and include features such as including award caps, multiple performance metrics, balance between short-term and long-term compensation and share ownership guidelines, that mitigate excessive risk taking. A new compensation clawback policy was also adopted after the risk assessment was conducted.

The Committee does not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Compensation Clawback Policy

In August 2019, the Board adopted a clawback policy for all current and former executive officers, and other employees designated by the Board, to support the Company’s commitment to the accuracy of its financial statements and to discourage excessive risk-taking. Pursuant to the policy, if the Company is required to prepare a material accounting restatement resulting from material noncompliance with financial reporting requirements, the Board may require reimbursement or forfeiture of any excess incentive compensation received by a covered executive. In addition, if the Board determines that a covered executive has engaged in certain specified misconduct or was grossly negligent in his or her failure to manage or monitor the conduct of others engaged in misconduct, the Board may require reimbursement or forfeiture of any incentive compensation received by such covered executive, and any time-vested equity-based awards that were either granted or vested during the three-year recoupment period. The incentive compensation recoverable in the case of an accounting restatement will be the excess incentive compensation received by the covered executive based on the erroneous data as compared with the incentive compensation that otherwise would have been received by the covered executive based on the restated results and in the case of misconduct the amount will be determined by the Board based on a reasonable estimate.

Tax Deductibility of Compensation - Section 162(m) Compliance

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes that doing so is in the best interests of our shareholders and reserves the right to do so in the future.

Due to changes in U.S. tax law as a part of tax reform legislation in December 2017, the opportunity to design programs that are fully tax-deductible for our NEOs has effectively been eliminated. Starting in fiscal 2019, compensation above $1 million paid to our NEOs is not tax-deductible for federal income tax purposes subject to a grandfathering exception noted below. For fiscal 2018 and prior periods, all compensation paid to our CFO and any compensation paid to other NEOs that qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“IRC”) and the related tax reform grandfathering rules is fully tax-deductible. These exceptions are not available beginning in fiscal 2019.

We anticipate that compensation attributable to equity awards granted prior to November 2, 2017 and settled in a later fiscal year will continue to be tax-deductible under the grandfathered rule. Beginning in fiscal 2019, base pay and all cash incentive plans are subject to the $1 million cap on deductibility without any eligibility for grandfathering. On August 21, 2018, the IRS issued initial guidance regarding its interpretation of the grandfathering rule noted above, and we are evaluating the impact of this guidance with respect to prior awards. There is no guarantee that compensation payable to our NEOs pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019.

COMPENSATION COMMITTEE
Elizabeth E. Tallett, Chair
Donald A. Baer
D. Mell Meredith Frazier
Frederick B. Henry

NAMED EXECUTIVE OFFICER COMPENSATION

During fiscal 2019, Messrs. Lacy, Harty, Ceryanec, McCreery, Werther and Zieser were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 34 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Compensation Committee.

Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2014 Plan. In addition, customary perquisites are provided to each of the NEOs.

Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the assumed annuity conversion rate may produce unexpected changes from year to year.

Summary Compensation Table for Fiscal 2019

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen M. Lacy,	2019	637,500	887,867	511,567	1,568,916	3,968,378	183,186	7,757,414
Executive Chairman (6)	2018	938,270	1,089,458	1,932,766	4,070,712	5,469,822	224,022	13,725,050
	2017	1,038,462	1,274,812	718,833	3,773,020	3,108,288	205,018	10,118,433
Thomas H. Harty,	2019	1,000,000	1,039,469	629,621	1,736,586	2,699,534	199,053	7,304,263
President and CEO	2018	841,154	801,046	1,491,291	2,433,907	1,260,580	173,422	7,001,400
	2017	824,616	589,984	310,085	1,891,520	859,808	636,682	5,112,695
Joseph H. Ceryanec,	2019	750,000	343,548	254,270	833,847	1,318,253	97,727	3,597,645
CFO	2018	685,000	379,900	1,098,610	1,461,685	715,516	106,886	4,447,597
	2017	615,385	359,720	187,930	1,281,908	524,609	110,581	3,080,133
Patrick J. McCreery, President - Local Media Grp	2019	525,000	245,465	121,081	561,432	472,155	46,817	1,971,950
Jonathan B. Werther,	2019	709,616	440,758	290,594	760,168	443,494	1,537,098	4,181,728
President - National Media Group (7)	2018	685,000	313,880	867,890	813,250	282,394	51,247	3,013,661
John S. Zieser,	2019	750,000	343,548	254,270	944,322	2,291,254	102,729	4,686,123
Chief Development Officer, General Counsel	2018	685,000	379,900	1,098,610	1,508,446	1,144,052	105,205	4,921,213
	2017	699,039	359,720	187,930	1,315,368	817,415	102,265	3,481,737
(1)	Stock awards are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“Topic 718”). Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019 (“Form 10-K”).
(2)	Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements included in the Form 10-K.
(3)	Included in this column for each NEO are the awards earned for each three-year performance period of the Cash LTIP and each earned Annual Incentive. The Cash LTIP awards vest on the last day of the three-year performance period and are paid out after the Compensation Committee certifies the results of the three-year performance period. The Annual Incentive awards are paid out after the Compensation Committee certifies the results of the fiscal year period. The awards earned under the fiscal 2017-2019 Cash LTIP are as follows: Lacy-$772,820, Harty-$487,808, Ceryanec-$213,759, Werther-$175,000 and Zieser-$213,759. The awards earned under the fiscal 2016-2018 Cash LTIP are as follows: Lacy-$2,057,469, Harty-$1,075,495, Ceryanec-$561,128, Werther-$111,111 and Zieser-$607,889. The awards earned under the fiscal 2015-2017 Cash LTIP are as follows: Lacy-$1,500,675, Harty-$636,650, Ceryanec-$409,275 and Zieser-$443,381. The Annual Incentive payouts for fiscal 2019 are as follows: Lacy-$796,096, Harty-$1,248,778, Ceryanec-$620,088, McCreery-$561,432, Werther-$585,168 and Zieser-$730,563. The Annual Incentive payouts for fiscal 2018 are as follows: Lacy-$2,013,243, Harty-$1,358,412, Ceryanec-$900,557, Werther-$702,139 and Zieser-$900,557. The Annual Incentive payouts for fiscal 2017 are as follows: Lacy-$2,272,345, Harty-$1,254,870, Ceryanec-$872,633 and Zieser-$871,987.
(4)	The amounts for 2019 shown in this column represent the change in pension value measured from June 30, 2018 to June 30, 2019. The following assumptions were used to calculate the prior year’s present values: Measurement date – June 30, 2018; discount rate – Employees’ Retirement Income Plan, 4.00%; Replacement Benefit Plan, 3.80%; Supplemental Benefit Plan, 4.15%; interest crediting rate – Employees’ Retirement Income Plan, 3.50%; Replacement Benefit Plan, 3.30%; Supplemental Benefit Plan, 3.65%; annuity conversion rate – 4.25% (unless specified by employment agreement); annuity conversion mortality – 2018 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2018 levels; salary increases – none; and pre-retirement decrements – none. The increases in pension value shown in the table are due to decreases in the discount rates, increases in final average earnings, continued service accruals and reduced discounting (due to aging).
(5)	Amounts in this column for fiscal 2019 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,488 for each NEO. Column for fiscal 2019 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Lacy-$132,561, Harty-$108,461, Ceryanec-$55,811, McCreeery-$12,205, Werther-$37,906 and Zieser-$48,664. Mr. Werther also includes payouts (or accrued payouts) under his separation agreement of $1,475,000. See “Potential Payments upon Termination” for more information.

Amounts in this column for fiscal 2018 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,263 for each NEO. Column for fiscal 2018 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Lacy-$142,672, Harty-$83,057, Ceryanec-$65,872, Werther-$24,054 and Zieser-$50,907.

Amounts in this column for fiscal 2017 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $11,375 for each NEO. Column for fiscal 2017 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Lacy-$148,877, Harty-$84,031, Ceryanec-$67,720 and Zieser-$51,693. Mr. Harty also includes relocation expenses of $519,729 paid by the Company in fiscal 2017.

(6)	Mr. Lacy’s compensation includes what he was paid as Executive Chairman through March 31, 2019 and does not include what he was paid as a Chairman of the Board starting April 1, 2019.
(7)	On June 10, 2019, the Company announced that Mr. Werther decided to leave Meredith.

Awards

The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. The Compensation Committee granted awards during fiscal 2019 as shown in the following table to each of the NEOs pursuant to the 2014 Plan. RSUs were awarded by the Compensation Committee on August 21, 2018. Each RSU will vest in its entirety on the third anniversary of the grant date. The Committee also granted stock options on August 21, 2018 to each NEO. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. The February 2, 2019 awards of RSUs were made pursuant to the 2014 Plan, subject to the Executive Stock Ownership Program, which is described in detail beginning on page 25 of this Proxy Statement. For additional information on equity awards, please see “Elements of Executive Compensation” under Compensation Discussion and Analysis on page 20.

At the beginning of fiscal 2019, the Compensation Committee established performance-based non-equity incentive awards for each of the NEOs. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Grants of Plan-Based Awards for Fiscal 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards ($/Sh.)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Lacy	8/7/2018	318,750	637,500	1,593,750
	8/7/2018	400,000	800,000	1,600,000
	8/21/2018					42,250	52.45	511,567
	8/21/2018				13,500			708,075
	2/2/2019				3,365			179,792
Harty	8/7/2018	500,000	1,000,000	2,500,000
	8/7/2018	500,000	1,000,000	2,000,000
	8/21/2018					52,000	52.45	629,621
	8/21/2018				16,750			878,538
	2/2/2019				3,012			160,931
Ceryanec	8/7/2018	281,250	562,500	1,406,250
	8/7/2018	200,000	400,000	800,000
	8/21/2018					21,000	52.45	254,270
	8/21/2018				6,550			343,548
McCreery	8/7/2018	157,500	315,000	787,500
	8/7/2018	75,000	150,000	300,000
	8/21/2018					10,000	52.45	121,081
	8/21/2018				2,500			131,125
	2/2/2019				2,140			114,340

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards ($/Sh.)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Werther	8/7/2018	300,000	600,000	1,500,000
	8/7/2018	200,000	400,000	800,000
	8/21/2018					24,000	52.45	290,594
	8/21/2018				8,000			419,600
	2/2/2019				396			21,158
Zieser	8/7/2018	281,250	562,500	1,406,250
	8/7/2018	200,000	400,000	800,000
	8/21/2018					21,000	52.45	254,270
	8/21/2018				6,550			343,548
(1)	The threshold, target and maximum annual non-equity incentive awards that could be earned during the year ended June 30, 2019 are shown on the first line next to each NEO’s name. The actual amounts of the awards were determined by the Compensation Committee based on the level achieved with respect to each NEO’s individual incentive plan and are reported in the Summary Compensation Table. Individual incentive plans may include EPS, operating cash flow, revenue or other measurements. The threshold, target and maximum fiscal 2019-2021 Cash LTIP awards that could be earned by each NEO, if certain performance levels are achieved over a three-year performance period (July 1, 2018 to June 30, 2021), are listed on the second line. The awards do not vest until June 30, 2021 and are subject to continued employment. If threshold performance levels are not achieved, the awards will be canceled.
(2)	The August 21, 2018 grants of RSUs shown in this column will vest in full on the third anniversary of the grant date. Dividends are paid in cash.
(3)	The February 2, 2019 grants of RSUs for Messrs. Lacy, Harty, McCreery and Werther were awarded under the Executive Stock Ownership Plan which is designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the Compensation Committee for participants in the program. Each participant receives an annual award of RSUs equal to 20% of his or her personal acquisition of Company stock. The incremental stock holdings must be maintained for a period of five years in order for the units to vest. The units awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Dividends are paid in cash.
(4)	The August 21, 2018 grants of stock options listed in this column will vest in full on the third anniversary of the grant date and will expire on the tenth anniversary of the grant date.
(5)	The exercise price equals the closing price of the Company’s common stock on the NYSE on the date of grant.
(6)	The value of RSUs is based on the fair market value of the Company’s common stock on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 13 to the Company’s audited financial statements included in the Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2019

The following table discloses outstanding equity awards as of June 30, 2019, for each NEO.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Lacy	8/11/2015	65,000		44.72	8/11/2025
	8/9/2016	76,500		52.90	8/9/2026
	8/8/2017	59,000		58.00	8/8/2027
	2/2/2018	93,000		57.85	2/2/2028
	8/21/2018	42,250		52.45	8/1/2028

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Harty	8/13/2013	23,000		47.92	8/13/2023
	8/12/2014	23,000		45.69	8/12/2024
	8/11/2015	23,000		44.72	8/11/2025
	8/9/2016		33,000	52.90	8/9/2026
	8/8/2017		41,000	58.00	8/8/2027
	2/2/2018		75,000	57.85	2/2/2028
	8/21/2018		52,000	52.45	8/21/2028
	1/31/2015					1,538		84,682
	1/30/2016					3,449		189,902
	8/9/2016					10,000	*	550,600
	1/28/2017					990		54,509
	8/8/2017					12,000	*	660,720
	1/27/2018					1,588		87,435
	8/21/2018					16,750	*	922,255
	2/2/2019					3,012		165,841
Ceryanec	8/11/2015	18,000		44.72	8/11/2025
	8/9/2016		20,000	52.90	8/9/2026
	8/8/2017		18,000	58.00	8/8/2027
	2/2/2018		64,000	57.85	2/2/2028
	8/21/2018		21,000	52.45	8/21/2028
	1/31/2015					1,679		92,446
	8/9/2016					6,800	*	374,408
	8/8/2017					6,550	*	360,643
	8/21/2018					6,550	*	360,643
McCreery	8/11/2015	4,000		44.72	8/11/2025
	8/9/2016		3,800	52.90	8/9/2026
	8/8/2017		3,450	58.00	8/8/2027
	8/21/2018		10,000	52.45	8/21/2028
	8/9/2016					950	*	52,307
	8/8/2017					900	*	49,554
	8/21/2018					2,500	*	137,650
	2/2/2019					2,140		117,828
Werther	8/13/2013	7,000		47.92	8/13/2023
	8/12/2014	7,000		45.69	8/12/2024
	8/11/2015	7,000		44.72	8/11/2025
	8/9/2016	10,000		52.90	8/9/2026
	8/8/2017	15,000		58.00	8/8/2027
	2/2/2018	50,000		57.85	2/2/2028
	8/21/2018	24,000		52.45	8/21/2028
Zieser	8/9/2016		20,000	52.90	8/9/2026
	8/8/2017		18,000	58.00	8/8/2027
	2/2/2018		64,000	57.85	2/2/2028
	8/21/2018		21,000	52.45	8/21/2028
	8/9/2016					6,800	*	374,408
	8/8/2017					6,550	*	360,643
	8/21/2018					6,550	*	360,643
(1)	Stock options vested or will vest in full on the third anniversary of the grant date.
(2)	The exercise price for stock options is equal to the closing price of the Company’s common stock on the NYSE on the date of grant.

(3)	Awards of restricted stock and RSUs shown in this column that vest on the third anniversary of the grant date are followed by an (*). All other awards in this column will vest on the fifth anniversary of the grant date.
(4)	The market value is calculated using the closing price of the Company’s common stock on the NYSE on June 29, 2019, the last trading day of the fiscal year ($55.06).

Option Exercises and Stock Vested in Fiscal 2019

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Lacy (3)	—	—	82,044	4,416,553
Harty	—	—	9,498	477,297
Ceryanec	—	—	13,657	711,252
McCreery	—	—	1,050	52,185
Werther (4)	—	—	19,865	1,018,098
Zieser	18,000	244,980	10,550	542,635

(1)	Value realized on exercise reflects the difference between the option exercise price and the market price at the time of exercise multiplied by the number of stock options exercised.

(2)	Value realized on vesting is computed by multiplying the closing price of the Company’s common stock on the NYSE on the vest date by the number of shares of restricted stock or RSUs vesting on such date.

(3)	Number of shares acquired on vesting includes 21,443 shares vested during the annual vesting or an ESOP vesting as well as 60,601 shares that were accelerated upon retirement. Shares accelerated upon retirement will be delivered after the expiration of the six month holding period required under Section 409A.
(4)	Number of shares acquired on vesting includes 2,750 shares vested during the annual vesting as well as 17,115 shares that were accelerated upon separation. Shares accelerated upon separation will be delivered after the expiration of the six month holding period required under Section 409A.

Pension Benefits in Fiscal 2019

The following table shows on a plan-by-plan basis for each NEO: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company’s most recent fiscal year-end measurement date. For additional information concerning those assumptions, please see Note 12 to the Company’s audited financial statements included in the Company’s Form 10-K. Exceptions include the retirement age, which is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	June 30, 2019
Discount rate
Employees’ Retirement Income Plan	3.33%
Replacement Benefit Plan	3.00%
Supplemental Benefit Plan	3.65%
Interest crediting rate
Employees’ Retirement Income Plan	2.80%
Replacement Benefit Plan	2.50%
Supplemental Benefit Plan	3.15%
Annuity conversion rate	3.65%, unless specified by employment agreement
Annuity conversion mortality	2019 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2019 levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lacy	Employees’ Retirement Income Plan	22	382,602	—
	Replacement Benefit Plan	22	3,351,632	—
	Supplemental Benefit Plan	20	23,855,582	—
Harty	Employees’ Retirement Income Plan	15	226,693	—
	Replacement Benefit Plan	15	1,096,564	—
	Supplemental Benefit Plan	14	6,996,069	—
Ceryanec	Employees’ Retirement Income Plan	11	146,370	—
	Replacement Benefit Plan	11	674,467	—
	Supplemental Benefit Plan	10	3,713,746	—
McCreery	Employees’ Retirement Income Plan	17	216,915	—
	Replacement Benefit Plan	17	77,051	—
	Supplemental Benefit Plan	16	1,053,564	—
Werther	Employees’ Retirement Income Plan	7	94,323	—
	Replacement Benefit Plan	7	335,694	—
	Supplemental Benefit Plan	6	927,789	—
Zieser	Employees’ Retirement Income Plan	21	348,970	—
	Replacement Benefit Plan	21	1,567,248	—
	Supplemental Benefit Plan	19	8,461,474	—

For a more complete description of the plans and their purposes, see page 26 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal 2019

The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. See page 26 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of SEUs held on June 29, 2019 (the last trading day of the fiscal year) by $55.06, the closing price of the Company’s common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions of the IRC.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Lacy	—	127,319	1,522,291	2,077,632
Harty	—	—	—	—
Ceryanec	—	120,425	—	3,037,888
McCreery	—	845	—	21,309
Werther	—	—	—	—
Zieser	—	169,674	—	4,280,260

(1)	Earnings shown in this column equal the dollar value of dividends on SEUs accrued during the last fiscal year. All dividends are reinvested as additional SEUs.

Potential Payments upon Termination

Employment and Other Agreements

The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of non-solicitation, non-compete and confidentiality following termination.

All payouts described below are subject to the terms of Section 409A of the IRC. The employment agreements with each of the NEOs provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment will be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.

1.	Lacy Retirement Terms. Mr. Lacy retired on March 31, 2019 as our Executive Chairman. He received his base salary through his retirement date. Mr. Lacy received a prorated Annual Incentive through his retirement date which was measured based on actual company results as of the end of the fiscal year. For his outstanding Cash LTIP awards, Mr. Lacy is eligible for a payout based on the full target opportunity as a result of his retirement. Payout will be based on actual performance over the full three-year performance period and paid out at the same time as other Cash LTIP participants. Since Mr. Lacy was retirement eligible, all of his restricted stock awards and stock options became fully vested and his stock options became exercisable for the remainder of their unexpired terms. Mr. Lacy also met the age and service vesting requirements specified in our Supplemental Benefit Plan and our Replacement Benefit Plan.

2.	Harty Employment Agreement. The Company entered into a new employment agreement with Mr. Harty effective August 10, 2016. The agreement provides for a minimum annual base salary of $800,000 and target Annual Incentive of 90% of base salary, which may be increased at the discretion of the Compensation Committee. With the new agreement, Mr. Harty was granted (i) 33,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of the award and (ii) 10,000 RSUs with a three year cliff vesting schedule. Mr. Harty was a participant in the 2004 Plan, is currently a participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Harty in the event his employment is terminated for various reasons as follows:

A.	If Mr. Harty’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death, any Annual Incentive earned would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all awards of restricted stock and RSUs would vest and all stock options would vest and remain exercisable for their full unexpired term.

B.	In the event of termination due to “Disability,” Mr. Harty would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Harty would receive his target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. Harty, in return for a full release of all employment-related claims, would receive a lump sum payment on or before the sixty-day anniversary of his termination equal to his base salary and target Annual Incentive for a period of 24 months. If Mr. Harty fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Annual Incentive earned and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Harty’s employment agreement also provides that should there be a material change in title (other than CEO), duties, reporting relationship, location or reduction in base salary or Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of voluntary termination or termination for “Cause,” Mr. Harty would receive his base salary only through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

E.	Because Mr. Harty is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Harty would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Harty if his employment had been terminated as of June 30, 2019, under the circumstances specified and reflects the terms of his employment agreement in effect at such time.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,000,000	2,250,000	1,000,000
Payment of target Annual Incentive (2)	N/A	N/A	2,000,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	1,260,596	1,260,596	1,260,596	1,260,596
Pension benefit (lump sum) (3)(4)	7,403,290	7,403,290	7,403,290	N/A	7,403,290
Immediate vesting of stock options	N/A	207,000	207,000	207,000	207,000
Immediate vesting of restricted stock and RSUs	N/A	2,715,945	2,715,945	2,715,945	2,715,945
(1)	Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2019 and are not duplicated in the above table.
(3)	In the event of termination “Without Cause,” Mr. Harty shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)	Disabled employees are considered active participants in all retirement plans.

3.	Ceryanec Employment Agreement. The Company entered into an agreement with Mr. Ceryanec effective June 1, 2015. The agreement provides for a minimum annual base salary of $590,000 and target Annual Incentive of 70% of base salary, which may be increased at the discretion of the Compensation Committee. Mr. Ceryanec was a participant in the 2004 Plan, is currently a participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Ceryanec in the event his employment is terminated for various reasons as follows:

A.	If Mr. Ceryanec’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate through the date of death and any Annual Incentive earned would be prorated to the date of death. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.	In the event of termination due to “Disability,” Mr. Ceryanec would receive his base salary through the date of disability. Any Annual Incentive earned and any Cash LTIP awards would be handled in accordance with the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. Ceryanec, in return for a full release of all employment-related claims, would receive his base salary for a period of 18 months following the date of notice of termination as well as a lump sum payment equal to his target Annual Incentive, prorated to the date on which notice is given. If Mr. Ceryanec fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Ceryanec’s employment agreement also provides that should there be a material change in title, duties, reporting relationship or location during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of voluntary termination or termination for “Cause,” Mr. Ceryanec would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

E.	Because Mr. Ceryanec is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Ceryanec would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash

LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Ceryanec if his employment had been terminated as of June 30, 2019, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,500,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	496,571	496,571	496,571	496,571
Pension benefit (lump sum) (3)(4)	4,088,604	4,088,604	4,088,604	N/A	4,088,604
Immediate vesting of stock options	N/A	98,010	98,010	98,010	98,010
Immediate vesting of restricted stock and RSUs	N/A	1,188,140	1,188,140	1,188,140	1,188,140
(1)	Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2019 and are not duplicated in the above table.
(3)	In the event of termination “Without Cause,” Mr. Ceryanec shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)	Disabled employees are considered active participants in all retirement plans.

4.	McCreery Employment Agreement. The Company entered into an agreement with Mr. McCreery, which became effective July 1, 2018. The agreement provides for a minimum annual base salary of $525,000 with any increase in base salary to be determined by the Compensation Committee. Mr. McCreery’s target Annual Incentive will be no less than 60% of his base salary. Mr. McCreery was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. McCreery in the event his employment is terminated for various reasons as follows:

A.	If Mr. McCreery’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate through the date of his death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.	In the event of termination due to “Disability,” Mr. McCreery would receive his base salary through the date of disability. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. McCreery, in return for a full release of all employment-related claims, would receive his base salary for a period of 12 months following the date of notice of termination. If Mr. McCreery fails to execute the release described above, he would only receive his base salary through the date of notice of termination. Any Annual Incentive, equity or Cash LTIP awards would be paid out according to the terms of the awards.

D.	In the event of voluntary termination or termination for “Cause,” Mr. McCreery would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. McCreery if his employment had been terminated as of June 30, 2019, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	525,000	N/A	N/A
Payment due under Cash LTIPs (2)(3)	N/A	N/A	50,000	—	—
Pension benefit (lump sum) (4)	236,630	236,630	236,630	N/A	236,630
Immediate vesting of stock options	N/A	N/A	N/A	34,308	34,308
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	357,339	357,339
(1)	Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)

Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2019 and are not duplicated in the above table.

(3)	Due to the terms of the Cash LTIP and because Mr. McCreery is not retirement eligible, the death and disability scenarios would result in a zero payout as of June 30, 2019.
(4)	Disable employees are considered active participants in all retirement plans.

5.

Werther Separation Agreement Terms. In connection with the termination of Mr. Werther’s employment, we entered into a separation agreement with Mr. Werther. The separation agreement provides that Mr. Werther will receive a continuation of his base salary for a period of 18 months and a lump sum payment of $1,060,168 to satisfy any Annual Incentive and Cash LTIP earned. All of Mr. Werther’s restricted stock awards and stock options became fully vested and his stock options became exercisable for the remainder of their unexpired terms. Mr. Werther was deemed to have met the age and service vesting requirements specified in our Supplemental Benefit Plan and our Replacement Benefit Plan. Mr. Werther will also receive certain other benefits under the separation agreement including company subsidized Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits and continuation of executive coaching services. The separation agreement also includes a general release in favor of the Company.

6.

Zieser Employment Agreement. The Company entered into an agreement with Mr. Zieser, which became effective August 12, 2008 and continued in effect through June 30, 2011. The term of employment automatically renews for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in base salary to be determined by the Compensation Committee. Mr. Zieser’s target Annual Incentive will be no less than 70% of his base salary. Mr. Zieser was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.

If Mr. Zieser’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive earned as determined by the Compensation Committee would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.

In the event of termination due to “Disability,” Mr. Zieser would receive 100% of his base salary for the first 12 months following such termination. Mr. Zieser would receive his target Annual Incentive for the initial year in which the disability occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.

In the event of termination “Without Cause,” Mr. Zieser would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to 170% of his base salary through the end of the current term, but no less than a total of 18 months of 170% of base salary. Mr. Zieser would receive his Annual Incentive for the year in which the termination occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Zieser’s employment agreement also provides that should there be a material change in title, duties or reporting relationship during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.

In the event of termination for “Cause,” Mr. Zieser would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

E.

Because Mr. Zieser is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Zieser would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2019, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,912,500	750,000	750,000
Payment due under Cash LTIPs (1)	N/A	496,571	496,571	496,571	496,571
Continued health/welfare benefits (2)	N/A	N/A	35,075	N/A	N/A
Pension benefit (lump sum) (3)(4)	9,480,067	9,480,067	9,480,067	N/A	9,480,067
Immediate vesting of stock options	N/A	98,010	98,010	98,010	98,010
Immediate vesting of restricted stock and RSUs	N/A	1,095,694	1,095,694	1,095,694	1,095,694
(1)

Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2019 and are not duplicated in the above table.

(2)

Mr. Zieser’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the current term of the agreement which would be June 30, 2019.

(3)

In the event of termination “Without Cause,” Mr. Zieser shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.

Change in Control

The Company has entered into Amended and Restated Severance Agreements (“CIC Agreements”) with each of the NEOs. The CIC Agreements provide for a double trigger, namely a change in control of the Company and the termination of the officer within two years of such a change in control. The CIC Agreements provide for payments and other benefits if the executive is terminated within two years of a change in control of the Company for any reason other than death, disability, mandatory retirement, “Cause” or voluntary termination other than for “Good Reason”. “Good Reason” includes: an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distance; and other terms as more fully described in the CIC Agreements. If an executive’s employment is terminated prior to the date a change in control occurs, and if there is a reasonable basis that such termination (1) was at the request of a third party that has taken steps reasonably calculated to effect a change in control of the Company or (2) otherwise arose in connection with or anticipation of a change in control, then such termination shall be treated as a termination following a change in control of the Company. A change in control as defined in the CIC Agreements is summarized briefly as follows:

1.

The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;

2.

The directors who were incumbent at the time of the execution of the CIC Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);

3.	The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company’s assets; or

4.	Approval by the shareholders of a complete liquidation or dissolution of the Company.

Immediately upon a change in control of the Company, all outstanding stock options shall become exercisable, all restrictions on restricted stock and RSUs shall lapse and Cash LTIP awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options, restricted stock, RSUs and payments under the Cash LTIP would have been as follows had a change in control occurred on June 30, 2019.

Award	Harty ($)	Ceryanec ($)	McCreery ($)	Zieser ($)
Restricted Stock / RSUs	2,715,945	1,188,140	357,339	1,095,694
Stock Options	207,000	98,010	34,308	98,010
Cash LTIPs	1,260,596	496,571	106,126	496,571

Payment Obligations upon Termination Due to Change in Control

The following table sets forth the payment obligations under the CIC Agreements if the NEO’s employment is terminated as described above in advance of or within two years of a change in control of the Company. The tables assume that the termination took place on June 30, 2019.

Obligation
NEO’s annual base salary times three (based upon the highest annual rate of salary earned during the preceding 12-month period) (1)

Annual Incentive times three (higher of the Annual Incentive target for the year in which the date of termination occurs or the highest Annual Incentive paid in respect of the three fiscal years immediately prior to the year in which the change in control occurred) (1)

Any earned and due Annual Incentive payments (1)(2)
Prorated Annual Incentive through the date of termination (1)(3)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings) (1)
Pension benefits assuming employment continued for three years after the date of termination (1)(4)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (5)
Continuation of short-term and long-term disability for three years after the date of termination (5)
Continuation of all programs and perquisites for three years after the date of termination (5)
Gross-up payment for tax liabilities (6)
(1)	These amounts are to be paid as a lump sum within five days of the date of termination out of the Company’s (or its successor’s) assets.
(2)	Annual Incentive amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2019 and are not duplicated in this section.
(3)	There would be no prorated Annual Incentive through the date of termination since the table assumes the date of termination due to change in control is June 30, 2019.
(4)	The pension benefit is to be calculated as though the NEO is fully vested and has attained three additional years of age and service under the plans (but not to reduce the NEO’s life expectancy).
(5)

The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the change in control or the level in effect at the date of termination, whichever is most favorable to the NEO.

(6)	The Company may pay directly to the IRS or other taxing authority, for the benefit of the NEO.

1.	Base Salary. The CIC Agreements provide for the lump sum payment of three times the NEO’s current annual base salary. The following table sets forth the amount of such payments to each NEO.
Harty	Ceryanec	McCreery	Zieser
$3,000,000	$2,250,000	$1,575,000	$2,250,000

2.

Annual Incentive. The CIC Agreements provide for the lump sum payment of three times the Annual Incentive, as defined in the CIC Agreements. The following table shows the amount of such payments to each NEO.

Harty	Ceryanec	McCreery	Zieser
$4,075,236	$2,701,671	$1,684,296	$2,701,671

3.

Deferred Compensation. The CIC Agreements provide for the lump sum payment of any compensation previously deferred including any accrued interest or earnings as defined in the deferral agreements. The following table shows the amount of such payments to each NEO.

Harty	Ceryanec	McCreery	Zieser
$—	$3,037,888	$21,309	$4,280,260

4.

Pension Benefits. The CIC Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO’s pension benefit in the event of a change in control. The following table shows the amount of such payments to each NEO.

Harty	Ceryanec	McCreery	Zieser
$11,825,502	$7,003,101	$2,459,583	$12,298,762

5.

Continuation of Benefits and Perquisites. The CIC Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all services, programs, perquisites, defined contribution plans and insurance plans in which the NEO participated immediately prior to the time of the change in control, for a period of three years after the NEO’s date of termination. The following table shows the cost to the Company for each of the NEOs for each of the benefits and perquisites.

Benefit/Perquisite	Harty ($)	Ceryanec ($)	McCreery ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	37,463	37,463	37,463	37,463
Continuation of medical and dental insurance for three years	53,478	35,658	52,875	59,466
Continuation of group, NEO supplemental life and split-dollar life insurance for three years	10,580	1,066	1,066	25,111
Continuation of short-term, long-term and NEO long-term disability for three years	20,577	20,564	4,732	20,649
Continuation of professional fees reimbursement for three years (calculated at maximum)	30,000	30,000	30,000	30,000
Continuation of club dues and auto allowance for three years	121,532	64,441	65,411	63,738

6.

Post-Retirement Welfare Benefits. The CIC Agreements provide for an additional three years of age and service to be added to each NEO’s post-retirement welfare benefits (including medical, dental and life). Messrs. Harty, Ceryanec and Zieser currently meet the requirements to retire and participate in the post-retirement welfare plan. Mr. McCreery does not meet the eligibility requirements. The terms of the CIC Agreements provide that active welfare benefits would continue for three years and post-retirement welfare benefits would not commence until the three-year period is over. Therefore, the value of the post-retirement welfare benefits provided from July 1, 2018 through June 30, 2019 is not included.

7.

Gross-up Payments. The CIC Agreements provide that the Company will provide to the NEO a “gross-up” payment to cover any excise taxes incurred under Section 4999 of the IRC, including all other income-related taxes. Under those circumstances, each active NEO, except Mr. McCreery, would be entitled to receive the following amounts.

Harty	Ceryanec	Zieser
$—	$3,260,132	$—

Execution of a release of claims is not a prerequisite to the receipt of payments under the CIC Agreements. The CIC Agreements do not include non-compete, non-solicit, non-disparagement or confidentiality provisions. The NEOs are under no obligation to seek other employment nor shall any compensation earned by the NEOs reduce the amount of any payment provided for under the CIC Agreements.

CEO PAY RATIO DISCLOSURE

According to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the relationship of the total annual compensation of our median employee and the total annual compensation of our President and CEO for fiscal 2019.

●	The total annual compensation of the median employee identified at Meredith was $75,496, which excludes our President and CEO.

●	Our President and CEO’s annual total compensation was $7,304,263.

●	The ratio of the annual total compensation of our President and CEO to the total annual compensation of our median employee was 97 to 1.

We selected June 30, 2019 as the date on which to determine our median employee, which is a date within the last three months of fiscal 2019. We included 5,800 of our full-time, part-time and temporary workers employed on June 30, 2019 to determine our employee population, all of which are located in the United States and India. Our international employee population, besides India, accounts for less than 1% of the total employee population and thus was excluded. We also did not include freelance workers, temporary employees who were employed and paid by a third party or independent contractors. We identified the median employee by determining each employee’s base salary and bonus, if any, paid during fiscal 2019. The base salaries for new employees hired after July 1, 2018 were annualized to June 30, 2019. After the median employee was identified, we calculated the annual total compensation for the employee using the same methodology we use for our NEOs in the Summary Compensation Table in this Proxy Statement.

Due to the various methodologies and assumptions used in determining the CEO pay ratio, the ratios disclosed by other companies are likely not comparable.

COMPONENTS OF DIRECTOR COMPENSATION

Employee directors receive no additional compensation for board service. At the beginning of fiscal 2019, the annual board cash retainer for non-employee directors was $85,000 with an additional committee member retainer of $10,000 and an additional committee chairman retainer of $20,000. At the August 2018 meeting, Willis Towers Watson presented an updated peer group for non-employee director compensation due to the acquisition of Time Inc. Based on the updated peer group, an increase to the annual board cash retainer from $85,000 to $105,000 was approved, committee member retainers were removed and an increase to the Finance/Audit committee chairman retainer from $20,000 to $30,000 was approved. These changes were in effect at the Annual Meeting in November 2018. In February 2019, the Board also approved a Chairman of the Board retainer of $135,000. Non-employee directors may elect to convert all or half of the annual cash board retainer, including any additional chairman retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or SEUs, or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends and vests one-third each year on the first three anniversaries of the grant date or upon the director’s retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director’s resignation, retirement or other termination of service from the Board. Dividends on SEUs are reinvested.

In addition to the annual board cash retainer each year, on the date of the Annual Meeting, each non-employee director receives an equity grant, half in restricted stock and half in nonqualified stock options. At the August 2018 meeting, an increase to the equity grant value from $110,000 to $135,000 was approved. This change was in effect at the Annual Meeting in November 2018. One-third of the number of shares of restricted stock and stock options granted vests each of the first three anniversaries of the grant date. Stock options have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the date of the grant and expire on the tenth anniversary of the grant date.

Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the grant date or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director’s resignation, retirement or other termination of service from the Board.

For calendar year 2019, three of eight non-employee directors elected to receive all or 52.5% of their annual board cash retainer in the form of restricted stock or SEUs. Fees paid in stock are awarded on the date of the Annual Meeting. Cash retainers are paid in quarterly installments. The Company reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings. The Company also offers a matching gifts program where every dollar contributed by a director to an eligible charity is matched dollar-for-dollar up to $5,000. The compensation paid to each non-employee director during fiscal 2019 is shown in the table below.

Director Compensation for Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)(4)	Option Awards ($)(2)(4)(5)	All Other Compensation ($)(6)	Total ($)
Donald A. Baer	—	177,831	67,510	9,892	255,233
Donald C. Berg	127,500	67,552	67,510	8,892	271,454
D. Mell Meredith Frazier	120,000	67,552	67,510	6,890	261,952
Frederick B. Henry	105,000	67,552	67,510	4,892	244,954
Beth J. Kaplan	105,000	67,552	67,510	8,724	248,786
Paula A. Kerger	26,250	193,149	67,510	8,985	295,894
Stephen M. Lacy (7)	60,000	—	—	5,000	65,000
Phillip A. Marineau	105,000	67,552	67,510	9,892	249,954
Christopher Roberts III	26,250	71,208	—	690	98,148
Elizabeth E. Tallett	60,000	133,168	67,510	8,892	269,570
(1)	Stock awards (including SEUs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)

All current non-employee directors received a grant of restricted stock with a grant date fair value of $67,552 (1,151 shares) and stock options with a grant date fair value of $67,510 (4,697 stock options) on the date of the 2018 Annual Meeting (November 14, 2018). The value of restricted stock awards is based on the closing price of the Company’s common stock on the NYSE on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 13 to the Company’s audited financial statements included in the Form 10-K. The closing price of the Company’s common stock on the NYSE on November 14, 2018 was $58.69.

(3)

Included in this column: Mr. Baer received 105% of his annual retainer in the form of SEUs with a grant date fair value of $110,278. Ms. Kerger received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $55,169. Ms. Tallett received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $65,615.

(4)	As of June 30, 2019, each director held outstanding equity awards as shown in the table below displayed as number of shares:
Name	Options	Restricted Stock	SEUs
Donald A. Baer	24,619	2,207	10,160
Donald C. Berg	36,783	2,207	8,361
D. Mell Meredith Frazier	28,683	2,207	—
Frederick B. Henry	20,548	2,207	2,410
Beth J. Kaplan	10,633	1,857	1,321
Paula A. Kerger	4,697	2,351	970
Stephen M. Lacy (7)	335,750	—	37,734
Phillip A. Marineau	31,383	2,207	5,909
Christopher Roberts III	—	1,200	—
Elizabeth E. Tallett	59,628	2,207	17,209
(5)	Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(6)

Amounts in this column for fiscal 2019 include dividends on restricted stock awards which are not included in the grant date fair value, amounts matched by the Company with respect to a director’s charitable contribution under the matching gifts program and any personal aircraft use.

(7)

Mr. Lacy’s compensation does not include what he was paid as Executive Chairman during fiscal 2019 (retired March 31, 2019). However, his outstanding equity awards were granted during his tenure as an executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC regulations, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared or held by different persons, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2019) after elimination of such duplication is 25,603,720 shares of common stock (approximately 64% of the outstanding common stock) and 4,864,134 shares of Class B stock (approximately 96% of the outstanding Class B stock).

Set forth below is information as of August 31, 2019 concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities, by each director and nominee for director, by each NEO and by the Company’s directors and executive officers as a group.

	Name	Common Stock Owned			Class B Stock Owned (1)
		Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
a.	Beneficial owners of more than 5%
	E. T. Meredith, IV (3) c/o Cheri Cipperley 1716 Locust Street Des Moines, IA 50309	—	682,412	7.6	2,260,048	102,412	46.4
	D. Mell Meredith Frazier, Director (3)(12)(15) 1716 Locust Street Des Moines, IA 50309	36,173	682,412	7.4	2,157,657	102,412	44.4
	BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	5,640,273	—	14.1	—	—	—
	State Street Corporation (5) One Lincoln Street Boston, MA 02111	—	5,021,289	12.5	—	—	—
	The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	3,962,483	86,561	10.1	—	—	—
	Ceredex Value Advisors, LLC (7) 301 E Pine Street #500 Orlando, FL 32801	2,716,995	—	6.8	—	—	—
	Barrow, Hanley, Mewhinney & Strauss, LLC (8) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	2,549,721	1,992,622	6.4	—	—	—
	Royce & Associates, LP (9) 745 Fifth Avenue New York, NY 10151	2,357,915	—	5.9	—	—	—
	Dimensional Fund Advisors, LP (10) Building One 6300 Bee Cave Road Austin, TX 78746	1,998,726	—	5.0	—	—	—
b.	Directors, not listed above, including nominees and executive officers
	Donald A. Baer, Director (11)(12)	31,035	—	*	—	—	—
	Donald C. Berg, Director (11)(12)	52,013	—	*	—	—	—
	Joseph H. Ceryanec, CFO (13)(14)(15)	120,004	—	*	—	—	—
	Thomas H. Harty, Director, President and CEO (13)(14)(15)	186,670	—	*	—	—	—
	Frederick B. Henry, Director (11)(12)	14,615	—	*	—	344,017	6.8
	Beth J. Kaplan, Director (11)(12)	5,516	—	*	—	—	—
	Paula A. Kerger, Director (11)	3,321	—	*	—	—	—
	Stephen M. Lacy, Director (11)(12)(15)(17)	497,210	2,600	1.2	—	—	—
	Philip A. Marineau, Director (11)(12)	41,901	—	*	—	—	—
	Patrick McCreery, President - Local Media Group (13)(14)(15)	19,807	—	*	—	—	—
	Christopher Roberts III, Director	1,200	—	*	—	—	—
	Elizabeth E. Tallett, Director (11)(12)	81,137	—	*	—	—	—
	Jonathan B. Werther, President - National Media Group (13)(14)(16)	142,390	—	*	—	—	—
	John S. Zieser, Chief Development Officer, General Counsel (13)(14)(15)	115,625	—	*	—	—	—
	All directors and executive officers as a group (3)(11)(12)(13)(14)(16)(17) [15 persons]	1,348,617	685,012	11.6	2,157,657	446,429	51.1

*Less than 1%

(1)

Class B stock is not transferable except to members of the family of the holder and certain other related entities. However, Class B stock is convertible share for share at any time into fully transferable common stock without the payment of any consideration. Holders of common stock are entitled to cast one vote for each share of common stock owned on the record date. Holders of Class B stock are entitled to cast ten votes for each share owned on the record date.

(2)

Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of Class B stock which is convertible share for share into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be 1.7% for E. T. Meredith, IV and 1.8% for D. Mell Meredith Frazier; the other individuals’ ownership percentages would be unchanged and the ownership percentage in (b) All directors and executive officers as a group would be 5.3%.

(3)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(4)

Information as of December 31, 2018 based on Schedule 13G/A filed with the SEC. BlackRock, Inc. (“BlackRock”) has sole voting power over 5,497,073 shares of common stock and sole dispositive power over 5,640,273 shares of common stock. BlackRock serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 5,640,273 shares of common stock.

(5)

Information as of December 31, 2018 based on Schedule 13G filed with the SEC. State Street Corporation (“State Street”) has shared voting power over 4,897,779 shares of common stock and shared dispositive power over 5,021,289 shares of common stock. State Street serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 5,021,289 shares of common stock.

(6)

Information as of August 30, 2019 based on Schedule 13G/A filed with the SEC. The Vanguard Group, Inc. (“Vanguard”) has sole voting power over 85,929 shares of common stock, shared voting power over 5,114 shares of common stock, sole dispositive power over 3,962,483 shares of common stock and shared dispositive power over 86,561 shares of common stock. Vanguard Fiduciary Trust Company (“VTFC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 81,447 (0.20%) of common stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 9,596 shares (0.02%) of common stock as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. Vanguard may be deemed to beneficially own 4,049,044 shares of common stock.

(7)

Information as of December 31, 2018 based on Schedule 13G filed with the SEC. Ceredex Value Advisors LLC (“Ceredex”) has sole voting power over 2,168,645 shares of common stock and sole dispositive power over 2,716,995 shares of common stock. Ceredex serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,716,995 shares of common stock.

(8)

Information as of December 31, 2018 based on Schedule 13G filed with the SEC. Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow Hanley”) has sole voting power over 557,099 shares of common stock, shared voting power over 1,992,622 shares of common stock and sole dispositive power over 2,549,721 shares of common stock. Barrow Hanley serves as an investment adviser and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,549,721 shares of common stock.

(9)

Information as of December 31, 2018 based on Schedule 13G/A filed with the SEC. Royce & Associates, LP (“Royce”) has sole voting power and sole dispositive power over 2,357,915 shares of common stock. Royce serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,357,915 shares of common stock.

(10)

Information as of December 31, 2018 based on Schedule 13G filed with the SEC. Dimensional Fund Advisors, LP (“Dimensional”) has sole voting power over 1,942,825 shares of common stock and sole dispositive power over 1,998,726 shares of common stock. Dimensional serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,998,726 shares of common stock.

(11)

Includes SEUs held by non-employee directors under the Meredith Corporation Stock Plan for non-employee directors as follows (rounded up to the nearest whole number): Baer-10,160, Berg-8,361, Henry-2,410, Kaplan-1,321, Kerger-970, Lacy-37,734, Marineau-5,909 and Tallett-17,209 for an aggregate total of 84,075.

(12)

Includes shares which are subject to presently exercisable stock options or stock options exercisable within 60 days following August 31, 2019 by non-employee directors as follows: Baer-14,069, Berg-26,233, Frazier-18,133, Henry-9,998, Kaplan-1,978, Lacy-335,750, Marineau-20,833 and Tallett-49,078 for an aggregate total of 476,072.

(13)

Includes SEUs and/or RSUs held by executive officers under the Company’s Stock Incentive Plans as follows (rounded up to the nearest whole number): Ceryanec-69,953, Harty-39,327, McCreery-387, Werther-17,115 and Zieser-90,838 for an aggregate total of 217,620. Does not include McCreery’s 5,540 RSUs as he is not retirement eligible and does not beneficially own the shares.

(14)

Includes shares which are subject to presently exercisable stock options or stock options exercisable within 60 days following August 31, 2019 by executive officers under the Company’s Stock Incentive Plans as follows: Ceryanec-38,000, Harty-102,000, McCreery-7,800, Werther-120,000 and Zieser-20,000 for an aggregate total of 287,800.

(15)

Includes shares held by Principal Life Insurance Company as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants. Shares held by non-employee directors and executive officers are as follows (rounded up to the nearest whole number): Ceryanec-2,601, Frazier-1,865, Harty-10,888, Lacy-19,432, McCreery-10,130 and Zieser-51.

(16)

Includes shares held by Morgan Stanley Smith Barney Stock Plan Services, as trustee under the ESPP for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants. Shares held by non-employee directors and executive officers are as follows (rounded up to the nearest whole number): Werther-111.

(17)	Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.

FINANCE/AUDIT COMMITTEE DISCLOSURE

Finance/Audit Committee Pre-Approval Policy

The Finance/Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related fees, tax and all other services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Finance/Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Finance/Audit Committee. The Finance/Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Finance/Audit Committee pre-approved all audit, audit-related fees and permitted non-audit services provided by KPMG in fiscal 2019.

Service Fees Paid to Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2019 was KPMG. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2019 and 2018:

	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees (1)	3,850,000	2,870,000
Audit-Related Fees (2)	359,000	47,000
Tax Fees (3)	586,642	352,715
All Other Fees (4)	—	3,560
Total Fees	4,795,642	3,273,275
(1)

Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2019 and June 30, 2018 and the review of the Company’s quarterly financial statements during such fiscal years. Fiscal 2019 includes additional fees related to the prior year audit as a result of the Time Inc. acquisition.

(2)	Current year consists of fees for an S-4 filing, financial statement audits of certain employee benefit plans and other general audit and accounting procedures.
(3)	Consists of fees for tax services provided to the Company, including tax planning services and the review of certain tax returns. Time Inc. used KPMG for tax services and fees paid are included.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research website.

The Finance/Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Finance/Audit Committee

The responsibilities of the Finance/Audit Committee, which are set forth in the Finance/Audit Committee Charter adopted by the Board, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Finance/Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2019 Annual Report to Shareholders. Management has confirmed to us that such financial statements:

1.	Have been prepared with integrity and objectivity and are the responsibility of management; and

2.	Have been prepared in conformity with GAAP.

We have discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees (“AS1301”). AS1301 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to:

1.	Their responsibility under GAAP;

2.	Significant accounting policies;

3.	Management judgment and estimates;

4.	Any significant audit adjustments;

5.	Any disagreements with management; and

6.	Any difficulties encountered in performing the audit.

We have received from KPMG a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Finance/Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. As part of this process, management conducted an evaluation of the effectiveness of the design and operation of internal control over financial reporting as of June 30, 2019. Based upon this evaluation, management identified control deficiencies associated with international pension assets, and digital advertising revenues and related accounts. While the Company did not identify any misstatements to the consolidated financials statements related to these control deficiencies, it was determined that these deficiencies are material weaknesses. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated September 13, 2019. In that report KPMG states that, in its opinion, because of the material weaknesses described above, the Company has not maintained effective control over financial reporting as of June 30, 2019.

As specified in the Finance/Audit Committee Charter, it is not the duty of the Finance/Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board, we have relied on:

1.	Management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and

2.	The reports of the Company’s independent registered public accounting firm with respect to such financial statements.

Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2019 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

FINANCE/AUDIT COMMITTEE
Donald C. Berg, Chair
Beth J. Kaplan
Paula A. Kerger
Philip A. Marineau
Christopher Roberts III

PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance/Audit Committee of the Board has appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020. Services provided to the Company and its subsidiaries by KPMG in fiscal 2019 are described under “Service Fees Paid to Independent Registered Public Accounting Firm” on page 46.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2020.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Finance/Audit Committee. Even if the selection is ratified, the Finance/Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

EQUITY COMPENSATION PLANS

The following table sets forth information with respect to the Company’s common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2019. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,804,944	51.40	7,420,377
Equity compensation plans not approved by shareholders	None	N/A	None
Total	2,804,944	51.40	7,420,377

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 5% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2019, with exception of one Form 4 filing for each of Messrs. Ceryanec and Zieser which were inadvertently filed one day late.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist in reviewing transactions in excess of $120,000 involving Meredith and its subsidiaries and related persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics and other internal procedures.

The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between the Company and unaffiliated persons negotiating on an arm’s-length basis.

For purposes of the Policy, a related person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective immediate family (as defined in the Policy).

The Policy provides that any proposed transaction is to be promptly reported to the Company’s General Counsel and CFO. The CFO will assist in gathering information about the transaction and present the information to the Finance/Audit Committee, which is responsible for reviewing the transaction. The Finance/Audit Committee will determine if the transaction is a related person transaction and approve, ratify or reject the related person transaction. In approving, ratifying or rejecting a related person transaction, the Committee will consider such information as it deems important to conclude whether the transaction is fair to the Company.

The Company had no reportable related person transactions in fiscal 2019.

ANNUAL REPORT AND ADDITIONAL MATERIALS

The Company is distributing its 2019 Annual Report with this Proxy Statement. Copies of the Company’s Form 10-K may be obtained without charge upon written or oral request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-3000. The Form 10-K is also available free of charge on www.meredith.com, along with Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means convenience for shareholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single Proxy Statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, the shareholder should notify his or her broker directly or direct his or her written request to Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online

To ensure receipt of future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of all future proxy materials and other shareholder communications simply by updating their shareholder account information either by telephone at (877) 847-4696, via Internet at www.idelivercommunications.com/proxy/mdp or email ideliver@afpi.com with “MDP Materials Request” in the subject line.

If you hold your shares in broker or other nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS

Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2020 Annual Meeting must submit the proposal so that it is received by the Company no later than May 30, 2020. The proposal should be addressed to Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2020 Annual Meeting (but whose proposal will not be included in the Company’s Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2020, such proposal must be received no earlier than the close of business on July 17, 2020 and no later than the close of business on August 16, 2020 and otherwise comply with the requirements of the Bylaws. If the date of the 2020 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2019 Annual Meeting, different deadlines will apply.

Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2020, written notice of such proposed nominee must be received no earlier than the close of business on July 17, 2020 and no later than the close of business on August 16, 2020 and otherwise comply with the requirements of the Bylaws. If the date of the 2020 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2019 Annual Meeting, different deadlines will apply.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table provides a reconciliation between the financial measure that is not in accordance with GAAP, or the non-GAAP financial measure, used in this Proxy Statement and the most directly comparable GAAP financial measure.

Adjusted EBITDA, a supplemental non-GAAP financial measure, is defined as net earnings before discontinued operations, interest, taxes, depreciation, amortization, and special items. While Adjusted EBITDA is not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition.

Years ended June 30,	2019	2017
(In millions)
Net earnings	$46.3	$188.9
Loss from discontinued operations, net of income taxes	82.8	—
Earnings from continuing operations	129.1	188.9
Income tax expense	11.5	101.4
Interest expense, net	170.6	18.8
Depreciation and amortization	247.6	53.8
Special items
Transaction and integration costs	64.6	—
Severance and related benefit costs	51.5	11.9
Write-down of impaired assets	41.8	8.9
Other, net (1)	(11.1)	(21.5)
Total special items	146.8	(0.7)
Adjusted EBITDA	$705.6	$362.2
(1)

Fiscal 2019 special items other, net includes a gain on the sale of a business, a reduction in previously accrued restructuring charges and other miscellaneous charges.
Fiscal 2017 special items other, net includes the write-down of contingent consideration payable and a reduction in previously accrued restructuring charges.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2 and 3.
1.	To elect one Class I director for a term expiring in 2020:	01	Stephen M. Lacy	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
	To elect three Class III directors	02	Christopher Roberts III		(except as marked)
	for terms expiring in 2022:	03	D. Mell Meredith Frazier
		04	Beth J. Kaplan

Please fold here - Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve, on an advisory basis, the executive compensation program for the Company's named executive officers;	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2020; and	☐	For	☐	Against	☐	Abstain

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 13, 2019
10:00 a.m. Central Standard Time (“CST”)

1716 Locust Street
Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA	Common Stock	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) on November 13, 2019.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Thomas H. Harty, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustee of the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or Trustee of the Meredith Savings and Investment Plan.

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	TELEPHONE	MAIL
www.proxypush.com/mdp	1-866-883-3382

Use the Internet to vote your proxy until 11:59 p.m. (CST) on November 12, 2019.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on November 12, 2019.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2 and 3.
1.	To elect one Class I director for a term expiring in 2020:	01	Stephen M. Lacy	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
	To elect three Class III directors	02	Christopher Roberts III		(except as marked)
	for terms expiring in 2022:	03	D. Mell Meredith Frazier
		04	Beth J. Kaplan

Please fold here - Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve, on an advisory basis, the executive compensation program for the Company's named executive officers;	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2020; and	☐	For	☐	Against	☐	Abstain

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 13, 2019
10:00 a.m. Central Standard Time (“CST”)

1716 Locust Street
Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA	Class B Stock	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) on November 13, 2019.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Thomas H. Harty, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustees of the Meredith Savings and Investment Plan.

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation Class B stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee and in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	TELEPHONE	MAIL
www.proxypush.com/mdp	1-866-883-3382

Use the Internet to vote your proxy until 11:59 p.m. (CST) on November 12, 2019.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on November 12, 2019.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.